Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182018

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 6, 2012.

Prospectus Supplement to Prospectus dated June 8, 2012.

$225,000,000

    % Convertible Senior Subordinated Notes due 2019

Exelixis, Inc. is offering $225,000,000 aggregate principal amount of its     % Convertible Senior Subordinated Notes due 2019, or the notes, under this prospectus supplement and the accompanying prospectus. The notes will bear interest at a rate equal to     % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2013. The notes will mature on August 15, 2019.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding May 15, 2019 but only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2012 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; (3) if we call the notes for redemption, at any time prior to the close of business on the second scheduled trading day prior to the redemption date; or (4) upon the occurrence of specified corporate events. On or after May 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion of a note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially equal              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $         per share of common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. In addition, following the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change.

At any time on or after August 15, 2016, we may redeem all or part of the notes, except for the notes that we are required to repurchase in connection with a fundamental change (as defined in this prospectus supplement), for cash, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund will be provided for the notes.

If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The notes will be our general unsecured senior subordinated obligations (other than the interest escrow described below), will rank senior in right of payment to any existing or future subordinated indebtedness; equal in right of payment to our existing and future unsecured senior indebtedness; subordinate in right of payment to the secured convertible notes we previously issued to entities affiliated with Deerfield Management Company L.P., or Deerfield, which we refer to as the Deerfield Notes (other than to the extent of the interest escrow); effectively subordinate (other than to the extent of the interest escrow) to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and structurally subordinate to all existing and future indebtedness (including trade payables) of our subsidiaries, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries (to the extent of any such guarantee).

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Our common stock is quoted on The NASDAQ Global Select Market under the symbol “EXEL.” The last reported sale price of the common stock on August 3, 2012, was $5.58 per share.

Our obligations under the notes will be secured in part for the first six scheduled semi-annual interest payments by a pledge of a portion of the proceeds from the sale of the notes to be held in escrow. During the three year term of the escrow, the proceeds held in the escrow account will be invested in U.S. government securities or permitted money market securities.

Concurrently with this offering of notes, we are offering 20,000,000 shares of our common stock (or a total of 23,000,000 shares if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares) pursuant to a separate prospectus supplement.

See “Risk Factors” beginning on page S-16 of this prospectus supplement to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial price to public		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Exelixis		%	$

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be August     , 2012.

As part of this offering, Deerfield has indicated an interest in purchasing up to an aggregate of approximately $75.0 million principal amount of the notes at the initial price to public. Because this indication of interest is not a binding agreement or commitment to purchase, Deerfield may elect not to purchase any notes in this offering, or the underwriters may elect not to sell any notes in this offering to Deerfield. Contingent upon the closing of this offering, we have agreed with Deerfield to amend the terms of the Deerfield Notes to permit us to issue the notes in exchange for the payment of a consent fee of $1.5 million and revised terms for voluntary prepayments of the Deerfield Notes on or prior to July 2, 2013.

We have granted the underwriters an option to purchase up to an additional $33,750,000 in principal amount of notes from us on the same terms and conditions as set forth above exercisable within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about August     , 2012.

Goldman, Sachs & Co.	Cowen and Company
Sole Book-Running Manager	Joint Lead Manager

Co-Managers

Citigroup	Credit Suisse	Morgan Stanley

Prospectus Supplement dated August     , 2012.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the accompanying prospectus dated June 8, 2012, gives more general information about our notes. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any free writing prospectuses we have authorized for use in connection with this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not authorized anyone to provide you with different or additional information. Under no circumstances should the delivery to you of this prospectus supplement and the accompanying prospectus or any sale made pursuant to this prospectus supplement create any implication that the information contained in this prospectus supplement or the accompanying prospectus is correct as of any time after the respective dates of such information.

Unless the context requires otherwise, the words “Exelixis,” “we,” the “company,” “us” and “our” refer to Exelixis, Inc. and its subsidiaries, and the term “you” refers to a prospective investor.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, include trademarks, service marks and trade names owned by us or others. Exelixis, Inc., the Exelixis, Inc. logo and all other Exelixis product and service names are trademarks of Exelixis, Inc. in the United States and in other selected countries. All other trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the notes we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement.

Exelixis, Inc.

We are a biotechnology company committed to developing small molecule therapies for the treatment of cancer. We are focusing our proprietary resources and development efforts exclusively on cabozantinib, formerly known as XL184, our most advanced product candidate, in order to maximize the therapeutic and commercial potential of this compound. We believe cabozantinib has the potential to be a high-quality, broadly-active, differentiated pharmaceutical product that can make a meaningful difference in the lives of patients. We have also established a portfolio of other novel compounds that we believe have the potential to address serious unmet medical needs, many of which are being advanced by partners as part of collaborations.

Cabozantinib

Cabozantinib inhibits MET, VEGFR2 and RET, proteins that are key drivers of tumor growth, vascularization, and/or metastasis. Cabozantinib has shown novel and differentiated activity in multiple cancer indications. The current clinical program for cabozantinib is focused on the treatment of metastatic castration-resistant prostate cancer, or CRPC, and medullary thyroid cancer but also includes the evaluation of other tumor types.

Exelixis has implemented a strategy to investigate cabozantinib in a comprehensive development program for CRPC to potentially generate a product that could effectively compete in the CRPC marketplace. Two phase 3 pivotal trials, COMET-1 (CabOzantinib MET Inhibition CRPC Efficacy Trial-1, formerly known as XL184-307) and COMET-2 (CabOzantinib MET Inhibition CRPC Efficacy Trial-2, formerly known as XL184-306), were designed to provide an opportunity to commercially differentiate cabozantinib as an oncology agent with a potentially beneficial impact on overall survival, pain palliation and narcotic usage. We initiated the COMET-2 trial with a pain palliation endpoint in December 2011 and the COMET-1 trial with an overall survival endpoint in May 2012.

In May 2012, we completed the submission of our rolling new drug application, or NDA, with the United States Food and Drug Administration, or FDA, for cabozantinib as a treatment for medullary thyroid cancer. On July 30, 2012, we announced that the FDA has accepted our NDA for filing and granted a Priority Review designation with a stated action date of November 29, 2012. The NDA submission was based on the data from our phase 3 clinical trial of cabozantinib as a potential treatment for medullary thyroid cancer, known as the EXAM trial (Efficacy of XL184 (Cabozantinib) in Advanced Medullary Thyroid Cancer), with progression-free survival, or PFS, as the trial’s primary endpoint. The EXAM trial has been conducted under a special protocol assessment, or SPA, with the FDA, which allows for full approval on the basis of PFS if the data are supportive. We announced in

October 2011 that the primary endpoint of the EXAM trial had been met. Data from the EXAM trial was reported at the American Society of Clinical Oncology Annual Meeting, or ASCO, in June 2012. Assuming approval of our NDA by the FDA, we currently anticipate a potential commercial launch of cabozantinib for the treatment of medullary thyroid cancer in late 2012 or early 2013.

We expect to expand the cabozantinib development program to other solid tumor indications, based on encouraging interim data that have emerged from the randomized discontinuation trial, or RDT, investigating cabozantinib in 9 distinct tumor types, as well as other clinical trials. Objective tumor responses have been observed in patients treated with cabozantinib in 12 of 13 individual tumor types investigated to date, reflecting the broad potential clinical activity and commercial opportunity of this new product candidate. Interim data suggest that cabozantinib has shown novel activity against bone and soft tissue lesions in patients with CRPC. We have also observed resolution of metastatic bone lesions on bone scan in patients with metastatic breast cancer, renal cell carcinoma, thyroid cancer, and melanoma.

Interim data from the CRPC cohort of the RDT reported at ASCO in June 2011 demonstrated that in addition to improvement of bone lesions on bone scan observed in the majority (75%) of patients, 67% of patients with bone metastases and bone pain at baseline also experienced alleviation of pain. This observation has been corroborated in a non-randomized expansion cohort, or NRE, of CRPC patients in the RDT, which collected prospectively defined patient reported outcomes on pain and narcotic use. Interim data reported at ASCO in June 2012 demonstrated that 64% of CRPC patients with moderate to severe pain in the NRE experienced durable pain reduction greater than or equal to 30%. The median best pain reduction was 46%. In addition, these interim data indicated that 56% of CRPC patients in the NRE with moderate to severe bone pain and on narcotics at baseline were able to reduce or discontinue narcotic medication. These interim data also indicated that 92% of evaluable CRPC patients in the NRE experienced a reduction greater than or equal to 30% in their circulating tumor cell, or CTC, count.

Lower starting doses of cabozantinib are being evaluated through a dose-ranging study in CRPC patients conducted through an investigator-sponsored trial, or IST. Interim data from this dose-ranging IST reported at ASCO in June 2012 demonstrated that a daily dose of 40 mg resulted in a rate of bone scan responses similar to that of a 100 mg daily dose used in the RDT, and was associated with improved tolerability compared with the higher dose. The interim data from the IST reported at ASCO in June 2012 also indicated that 92% of evaluable CRPC patients in the 40 mg dose cohort of the IST experienced a reduction greater than or equal to 30% in their CTC count. Interim data from a cohort of CRPC patients in the NRE treated at a daily dose of 40 mg has demonstrated pain palliation responses consistent with observations at the 100 mg daily dose.

We believe that cabozantinib’s clinical profile is compelling and will allow commercial differentiation, assuming regulatory approval. Accordingly, it is a priority for us to generate additional data from the RDT as well as other ongoing exploratory clinical trials for cabozantinib in a broad range of tumor types, including ovarian cancer, melanoma, breast cancer, non-small cell lung cancer, hepatocellular cancer, renal cell carcinoma, and differentiated thyroid cancer, to support further prioritization of our clinical and commercial options. We have launched two initiatives to expand the cabozantinib development program beyond our internal development efforts: our IST program and our Cooperative Research and Development Agreement, or CRADA, with the National Cancer Institute’s Cancer Therapy Evaluation Program, or NCI-CTEP.

We launched the IST program in 2011, and it has already provided important interim data through the dose-ranging study in CRPC patients described above. These data were important for dose selection in the COMET pivotal trial program, and we believe they will guide dose selection for a potential future trial to evaluate the ability of cabozantinib to prevent bone metastases in men with prostate cancer. Other recently initiated ISTs include:

•	Phase 2 clinical trial of cabozantinib in women with hormone receptor-positive metastatic breast cancer and bone metastases.

•	Phase 1b clinical trial evaluating cabozantinib in combination with abiraterone in CRPC patients.

•	Phase 2 clinical trial of cabozantinib in chemotherapy naïve CRPC patients with bone metastases.

•	Phase 1b clinical trial evaluating cabozantinib in combination with androgen ablation in patients with androgen-dependent metastatic prostate cancer.

•	Phase 2 clinical trial using magnetic resonance imaging to measure the effect of cabozantinib on bone metastases in patients with CRPC.

•	Phase 1 clinical trial of cabozantinib in patients with relapsed or refractory multiple myeloma with bone disease.

•	Phase 2 clinical trial evaluating cabozantinib in patients with advanced pancreatic neuroendocrine and carcinoid tumors.

•	Phase 2 clinical trial of cabozantinib in patients with KIF5B/RET-positive advanced non-small cell lung cancer.

•	Phase 2 clinical trial evaluating cabozantinib in patients with advanced solid malignancies and bone metastases.

We plan to further expand the IST program with new trials this year.

We entered into our CRADA with NCI-CTEP in November 2011, under which thirteen proposed clinical trials have been approved to date, as follows:

•

Phase 2 clinical trials in disease settings where there is substantial unmet medical need and in which cabozantinib has previously demonstrated clinical activity, consisting of randomized phase 2 clinical trials in first line renal cell carcinoma, second line hepatocellular carcinoma, platinum-resistant or refractory ovarian cancer, ocular melanoma, second line non-small cell lung cancer, and second line/third line non-small cell lung cancer. We believe that data from these phase 2 clinical trials will help prioritize future phase 3 pivotal trials of cabozantinib.

•

Additional phase 2 clinical trials to explore cabozantinib’s potential utility in other tumor types, consisting of trials in endometrial cancer, bladder cancer, sarcoma and second line differentiated thyroid cancer. Positive results in these indications could lead to further study in randomized phase 2 or phase 3 clinical trials.

•

Additional phase 1 clinical trials, consisting of a trial evaluating cabozantinib in combination with docetaxel in CRPC patients, a trial exploring the utility of combining cabozantinib with vemurafenib, a BRAF inhibitor, in patients with BRAF-mutated melanoma, and a trial to evaluate the safety and phamacokinetics of cabozantinib in pediatric malignancies.

Commencement of each of the proposed trials approved under the CRADA is subject to protocol development and satisfaction of certain other conditions. The proposed trials approved under the CRADA will be conducted under an investigational new drug application held by NCI-CTEP. We believe our CRADA reflects a major commitment by NCI-CTEP to support the broad exploration of cabozantinib’s potential in a wide variety of cancers that have substantial unmet medical needs. Since NCI-CTEP provides funding for as many as 20 active clinical trials each year for a five year period, we believe the agreement will enable us to broadly expand the cabozantinib development program in a cost-efficient manner.

Collaborations

We have established collaborations with leading pharmaceutical and biotechnology companies, including Bristol-Myers Squibb Company, or Bristol-Myers Squibb, Sanofi, Genentech, Inc. (a wholly owned member of the Roche Group), GlaxoSmithKline, Merck (known as MSD outside of the United States and Canada) and Daiichi Sankyo Company Limited, or Daiichi Sankyo, for various compounds and programs in our portfolio. Pursuant to these collaborations, we have out-licensed compounds or programs to a partner for further development and commercialization, generally have no further unfunded cost obligations related to such compounds or programs and may be entitled to receive research funding, milestones and royalties or a share of profits from commercialization. Several of the out-licensed compounds are in multiple phase 2 studies and could potentially be of significant value to us if their development progresses successfully. With respect to our partnered compounds, we are eligible to receive potential milestone payments under our collaborations totaling approximately $3.1 billion in the aggregate on a non-risk adjusted basis, of which 10% are related to clinical development milestones, 44% are related to regulatory milestones and 46% are related to commercial milestones.

Corporate Information

We were incorporated in Delaware in November 1994 as Exelixis Pharmaceuticals, Inc. and we changed our name to Exelixis, Inc. in February 2000. Our principal executive offices are located at 210 East Grand Ave., South San Francisco, California 94080. Our telephone number is (650) 837-7000 and our website is http://www.exelixis.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information on our website, and you should not consider it to be a part of this prospectus supplement. Our website address is included in this prospectus supplement as an inactive textual reference only.

The Offering

The following is a brief summary of the terms of this offering and the notes. We provide the following summary solely for your convenience. This summary is not a complete description of this offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “Exelixis,” “we,” “our,” “us” and “the company” refer only to Exelixis, Inc. and not to any of its subsidiaries. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Exelixis, Inc., a Delaware corporation
Notes offered	$225,000,000 aggregate principal amount of % Convertible Senior Subordinated Notes due 2019 (plus up to an additional $33,750,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes in full).
Issue price	100%
Maturity date	August 15, 2019, unless earlier converted, redeemed or repurchased
Interest rate

    % per year. Interest will accrue from the date of issuance (which is scheduled for August     , 2012) or from the most recent date to which interest has been paid or duly provided for, and will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2013.

We will also be required to pay additional interest on the notes under the circumstances described under “Description of the Notes—Events of Default.”

Ranking

The notes will be our general unsecured senior subordinated obligations (except to the extent of the interest escrow described below) and will not be guaranteed by any of our subsidiaries. The notes will rank:

•    senior in right of payment to any existing or future subordinated indebtedness;

•     equal in right of payment to our existing and future unsecured senior indebtedness;

•     subordinate in right of payment to the secured convertible notes we previously issued to entities affiliated with Deerfield Management Company L.P., or Deerfield, which we refer to as the Deerfield Notes (other than to the extent of the interest escrow);

•     effectively subordinate (other than to the extent of the interest escrow) to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, including amounts outstanding under our loan and security agreement with Silicon Valley Bank, or SVB and the Deerfield Notes; and

•     structurally subordinate to all existing and future indebtedness (including trade payables) of our subsidiaries, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries (to the extent of any such guarantee).

As of June 30, 2012, our total consolidated indebtedness (excluding trade payables) was $182.7 million, all of which would have been secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of the net proceeds therefrom, our total indebtedness at such date would have been $407.7 million (excluding trade payables), $182.7 million of which would have been secured indebtedness. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $217.9 million (or a total of approximately $250.6 million if the underwriters exercise their option to purchase additional notes in full), after deducting the estimated underwriting discounts and estimated offering expenses payable by us. We currently expect to use the net proceeds from this offering and the concurrent offering of common stock for general corporate purposes, including for clinical trials, research and development, capital expenditures and working capital. We will also use a portion of the net proceeds to fund the escrow account to be used for the first six scheduled semi-annual interest payments.

A portion of the net proceeds will be used to pay a consent fee to Deerfield with respect to the Deerfield Notes. See “Use of Proceeds” and “Description of Other Indebtedness.”

Interest escrow	Our obligations under the notes will be secured in part until August 15, 2015 by a pledge of a portion of the proceeds from the sale of the notes. During the three year term of the escrow, the proceeds held in the escrow account will be invested in noncallable direct obligations of, or noncallable obligations, the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America, or money market securities issued by permitted money market funds (collectively, “permitted securities”). Approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional notes in full, will be deposited in the escrow account. The escrow account will contain an amount of permitted securities sufficient to fund, when due, the total aggregate amount of the first six scheduled semi-annual interest payments on the notes, excluding additional interest, if any. See “Description of the Notes—Interest Escrow.”

Conversion rights

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding May 15, 2019, but only under the following circumstances:

•     during any fiscal quarter commencing after September 30, 2012 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•     during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day;

•    if we call the notes for redemption, at any time prior to the close of business on the second scheduled trading day prior to the redemption date; or

•    upon the occurrence of specified corporate events described under “Description of the Notes—Conversion Rights —Conversion Upon Specified Corporate Events.”

On or after May 15, 2019, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

The conversion rate will initially equal         shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock), subject to adjustment as described in this prospectus supplement.

In addition, following the occurrence of a make-whole fundamental change (as defined herein), we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change. See “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.” You will not receive any additional cash payment representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note. See “Description of the Notes—Conversion Rights—General.”

Settlement upon conversion

We may elect to deliver to holders in full satisfaction of our conversion obligation:

•    solely shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “physical settlement”;

•    solely cash without any delivery of shares of our common stock, which we refer to as a “cash settlement”; or

•   a combination of cash and shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “combination settlement.”

The amount of cash, if we elect cash settlement, or the amount of cash and the number of shares of our common stock, if any, if we elect a combination settlement, will be based on a daily conversion value (as defined herein) for each of the 50 consecutive trading days during the cash settlement averaging period (as defined herein).

All conversions occurring on or after May 15, 2019 and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to the close of business on the second scheduled trading day preceding the related redemption date will be settled using the same settlement method. Except for any conversions occurring on or after May 15, 2019 and any conversions that occur after our issuance of a notice of redemption but prior to the close of business on the second scheduled trading day preceding the related redemption date, we will use the same settlement method for all conversions occurring on the same conversion date, but, unless we have made an irrevocable election to use combination settlement as described above, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting, through the trustee, of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions occurring (i) after the date of issuance of a notice of redemption as described under “Description of the Notes—Optional Redemption” and prior to the close of business on the second scheduled trading day preceding the related redemption date, in such notice of redemption or (ii) on or after May 15, 2019, no later than May 29, 2019 (which is the 55th scheduled trading day prior to the maturity date).

If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be deemed equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

Prior to May 29, 2019 (which is the 55th scheduled trading day prior to the maturity date), we will have the right to irrevocably elect combination settlement with a specified dollar amount equal to $1,000 by delivering notice to all holders of the notes, the trustee and the conversion agent and issuing a press release containing the relevant information and make such information available on our website. Following such irrevocable election, we will not have the right to change the settlement method. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.”

Sinking fund	None.

Optional redemption

At any time on or after August 15, 2016, we may redeem all or part of the notes, except for the notes that we are required to repurchase in connection with a fundamental change (as defined herein), for cash, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Fundamental change	If we undergo a “fundamental change” (as defined under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), you may require us to purchase for cash all or part of your notes. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Events of default	Except as described under “Description of the Notes—Events of Default,” if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus accrued and unpaid interest. In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Book-entry form	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No prior market	Prior to this offering, there was no public market for the notes, and we do not intend to list the notes on any national securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including the market price of our common stock, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representative of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters are not obligated to do so, and they may cease market-making at any time and without notice.

No listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is quoted on The NASDAQ Global Select Market under the symbol “EXEL.”

Material U.S. federal income tax considerations	For a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, see “Material U.S. Federal Income Tax Considerations.”

Trustee, paying agent, registrar and conversion agent	Wells Fargo Bank, National Association.

Concurrent common stock offering

Concurrently with this offering of notes, we are offering 20,000,000 shares of our common stock (or a total of 23,000,000 shares if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares) pursuant to a separate prospectus supplement. See “Concurrent Common Stock Offering” in this prospectus supplement.

Based on an assumed offering price to the public of $5.58 per share, we expect to raise approximately $105.6 million in net proceeds from the common stock offering (or approximately $121.5 million if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares), after deducting the estimated underwriting discounts and estimated offering expenses payable by us. See “Use of Proceeds” in this prospectus supplement.

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the common stock offered in the concurrent common stock offering. This notes offering is not contingent upon the concurrent common stock offering, and the concurrent common stock offering is not contingent upon this notes offering. We cannot assure you that either or both of the offerings will be completed.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent common stock offering and that the underwriters for the concurrent common stock offering do not exercise their option to purchase additional shares in that offering.

Risk factors	See “Risk Factors” beginning on page S-16 for a discussion of factors you should consider before buying our notes.

Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters in this offering and in the concurrent common stock offering do not exercise their option to purchase up to $33.8 million aggregate principal amount of additional notes in this offering or to purchase up to 3,000,000 additional shares of our common stock in the concurrent common stock offering, respectively, within 30 days after the date of this prospectus supplement.

Summary Consolidated Financial Data

We derived the information presented below as of December 31, 2011, and for each of the three years ended December 31, 2009, 2010 and 2011, from our audited consolidated financial statements. We derived the information presented below as of June 30, 2012, and for each of the six months ended June 30, 2011 and 2012, from our unaudited condensed consolidated financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the unaudited financial data as of June 30, 2012, and for each of the six months ended June 30, 2011 and 2012, have been reflected therein. Operating results for the six months ended June 30, 2012, are not necessarily indicative of the results that may be expected for the full year. The following information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

The as adjusted balance sheet data as of June 30, 2012, reflects receipt of the estimated net proceeds of $105.6 million from the sale of the common stock in our concurrent common stock offering (assuming no exercise of the underwriters’ option to purchase additional shares) at an assumed public offering price of $5.58 per share, the closing price of our common stock on August 3, 2012, and the estimated net proceeds of $217.9 million from the issuance of $225.0 million principal amount of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) in this offering, in each case, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

For more details on how you can obtain our SEC reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find More Information.”

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data
Total revenues	$151,759	$185,045	$289.636	$68,056	$26,323
Total operating expenses	$273,666	$276,442	$200,101	$109,794	$81,342
Consolidated net (loss) income	$(139,557)	$(92,330)	$75,697	$(48,464)	$(62,638)
Loss attributed to noncontrolling interest	$4,337	$—	$—	$—	$—
Net (loss) income attributable to Exelixis, Inc.	$(135,220)	$(92,330)	$75,697	$(48,464)	$(62,638)
Net (loss) income per share, basic attributable to Exelixis, Inc.	$(1.26)	$(0.85)	$0.60	$(0.40)	$(0.43)
Net (loss) income per share, diluted attributable to Exelixis, Inc.	$(1.26)	$(0.85)	$0.58	$(0.40)	$(0.43)
Shares used in computing basic net (loss) income per share	107,073	108,522	126,018	120,768	145,297
Shares used in computing diluted net (loss) income per share	107,073	108,522	130,479	120,768	145,297

	As of June 30, 2012
	Actual	As Adjusted(2)
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents, marketable securities, restricted cash and investments and long-term investments(1)(3)	$294,786		$616,756
Working capital(1)(3)	$123,676	$
Total assets(1)(3)	$374,488		$705,108
% Convertible senior subordinated notes due 2019(2)	$—	$
Debt obligations under the loan and security agreement with SVB	$86,836		$86,836
Debt obligations under the Deerfield Notes	$95,862		$95,862
Additional paid-in-capital(2)	$1,267,890	$
Total stockholders’ equity(2)	$99,049	$

(1)	Each $1.00 increase or decrease in the assumed offering price per share in our concurrent common stock offering would increase or decrease the as adjusted amount shown above for each of “cash and cash equivalents, marketable securities, restricted cash and investments and long-term investments,” “working capital” and “total assets” by approximately $19.0 million, assuming that the number of shares offered by us, as set forth on the cover page of the prospectus supplement of our concurrent common stock offering, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering in our concurrent common stock offering. An increase or decrease of 500,000 shares in the number of shares offered by us in such offering at the assumed offering price would increase or decrease the as adjusted amount above for each of “cash and cash equivalents, marketable securities, restricted cash and investments and long-term investments,” “working capital” and “total assets” by approximately $2.7 million, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The as adjusted amounts shown above do not reflect the placement of amounts in the interest escrow, as described under “Use of Proceeds” and “Description of the Notes.” Such amounts will be classified as restricted cash.
(2)	Amounts shown reflect the application of Financial Accounting Standards Board Staff Position No. APB 14-1, as codified by Accounting Standards Codification 470-20, or ASC 470-20, which requires issuers to separately account for the liability and equity components of convertible debt instruments that may be settled entirely or partially in cash. The determination of the fair values of the debt and equity components has been estimated but is subject to change based upon the completion of our analysis of non-convertible debt interest rates. In accordance with ASC 470-20, we estimate that approximately $ million of the aggregate principal amount of the notes will be recognized as the equity component. The determination of the fair values of the debt and equity components has been estimated but is subject to change based upon the completion of our analysis of non-convertible debt interest rates.
(3)	The as adjusted amounts reflect the cash payment of a $1.5 million consent fee to Deerfield.

Our Fiscal Year

We have adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. Fiscal year 2009, a 52-week year, ended on January 1, 2010, fiscal year 2010, a 52-week year, ended on December 31, 2010, fiscal year 2011, a 52-week year, ended on December 30, 2011, and fiscal year 2012, a 52-week year, will end on December 28, 2012. For convenience, references in this prospectus supplement as of and for the fiscal years ended January 1, 2010, December 31, 2010 and December 30, 2011, and as of and for the fiscal quarters ended July 1, 2011, and June 29, 2012, are indicated on a calendar year basis as ended December 31, 2009, 2010 and 2011, and June 30, 2011 and 2012, respectively.

RISK FACTORS

Investing in our notes involves a high degree of risk. Before deciding whether to invest in our notes, you should consider carefully the risk factors described below and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our notes could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Need for Additional Financing and Our Financial Results

If additional capital is not available to us, we would be forced to delay, reduce or eliminate our product development programs or commercialization efforts and we may breach our financial covenants.

We will need to raise additional capital to:

•	fund our operations and clinical trials;

•	continue our research and development efforts; and

•	commercialize our product candidates, if any such candidates receive regulatory approval for commercial sale.

As of June 30, 2012, we had $294.8 million in cash and cash equivalents, marketable securities and long-term investments, which included restricted cash and investments of $4.1 million and approximately $83.7 million of cash and cash equivalents and marketable securities that we are required to maintain on deposit with SVB or one of its affiliates pursuant to covenants in our loan and security agreement with SVB. We anticipate that our current cash and cash equivalents, marketable securities, long-term investments and funding that we expect to receive from existing collaborators, together with the anticipated proceeds from this offering and our concurrent common stock offering, will enable us to maintain our operations for a period of at least 12 months following the end of the second quarter of 2012. However, our future capital requirements will be substantial, and we will need to raise additional capital in the future. Our capital requirements will depend on many factors, and we may need to use available capital resources and raise additional capital significantly earlier than we currently anticipate. These factors include:

•

the progress and scope of the cabozantinib development program: We are focusing our proprietary resources and development efforts on cabozantinib, our most advanced product candidate, which is being studied in a variety of tumor types, with the goal of rapidly commercializing the compound. Cabozantinib is being evaluated in a broad development program encompassing multiple cancer indications. The current clinical program for cabozantinib is focused on the treatment of CRPC and medullary thyroid cancer and will be expanded to other solid tumor indications, based on encouraging interim data that have emerged from the RDT investigating cabozantinib in nine distinct tumor types and other clinical trials. In October 2011, we announced that our EXAM phase 3 clinical trial of cabozantinib in medullary thyroid cancer met its primary endpoint and on July 30, 2012, we announced that the FDA has accepted our NDA, based on data from our EXAM trial, for filing and granted a Priority Review designation with a stated action date of November 29, 2012. Assuming approval of our NDA by the FDA, we currently anticipate a potential commercial launch of cabozantinib for the treatment of medullary thyroid cancer in late 2012 or early 2013. As part of our comprehensive development plan for cabozantinib in CRPC, in December 2011, we initiated our first phase 3 pivotal trial of cabozantinib in patients with CRPC using an endpoint of pain reduction (COMET-2) and in May 2012 we initiated a second phase 3 pivotal trial in patients with CRPC with an overall survival endpoint (COMET-1). We are also planning other potential pivotal trials in prostate cancer. Our development and commercialization plans for cabozantinib are dependent on the extent of our available financial resources. There can be no assurance that we will have sufficient financial resources independently or through other arrangements to fund the trials that are currently planned or in process, to fund other clinical trials that we may desire to initiate in the future or to fund commercialization efforts. If adequate funds are not available, we may be required to delay, discontinue or elect not to pursue one or more trials or commercialization efforts for cabozantinib;

•

repayment of the Deerfield Notes: On June 2, 2010, we entered into a note purchase agreement with Deerfield, pursuant to which, on July 1, 2010, we sold to Deerfield an aggregate of $124.0 million initial principal amount of the Deerfield Notes, due June 2015, for an aggregate purchase price of $80.0 million, less closing fees and expenses. The outstanding principal amount of the Deerfield Notes bears interest in the annual amount of $6.0 million, payable quarterly in arrears. We will be required to make mandatory prepayments on the Deerfield Notes on an annual basis in 2013, 2014 and 2015 equal to 15% of specified payments from our collaborative arrangements received during the prior fiscal year, subject to a maximum annual prepayment amount of $27.5 million and, for payments due in January 2013 and 2014, a minimum prepayment amount of $10.0 million. We may also prepay all or a portion (not less than $5.0 million) of the principal amount of the Deerfield Notes at an optional prepayment price based on a discounted principal amount (during the first three years of the term, subject to a prepayment premium) determined as of the date of prepayment, plus accrued and unpaid interest, plus in the case of a prepayment of the full principal amount of the Deerfield Notes (other than prepayments upon the occurrence of specified transactions relating to a change of control or a substantial sale of assets), all accrued interest that would have accrued between the date of such prepayment and the next anniversary of the note purchase agreement. Contingent upon the closing of this offering, we have agreed with Deerfield to amend the terms of the senior secured convertible notes we previously issued to Deerfield, to permit us to issue the notes in exchange for the payment of a consent fee of $1.5 million and revised terms for voluntary prepayments of the Deerfield Notes on or prior to July 2, 2013. In lieu of making any optional or mandatory prepayment in cash, subject to specified limitations, we have the right to convert all or a portion of the principal amount of the Deerfield Notes into, or satisfy all or any portion of the optional prepayment amounts or mandatory prepayment amounts (other than the first $10.0 million of mandatory prepayments required in 2013 and 2014) with, shares of our common stock. Additionally, in lieu of making any payment of accrued and unpaid interest in respect of the Deerfield Notes in cash, subject to specified limitations, we may elect to satisfy any such payment with shares of our common stock. The number of shares of our common stock issuable upon conversion or in settlement of principal and interest obligations will be based upon the discounted trading price of our common stock over a specified trading period. In the event the market price for our common stock is depressed or we do not have a sufficient number of authorized but unissued shares, we may not be able to convert the principal amount of the notes or satisfy our payment obligations in full using shares of our common stock due to restrictions in the agreement on the number of shares we may issue. In addition, the issuance of shares of our common stock to convert the Deerfield Notes or satisfy our payment obligations may result in significant dilution to our stockholders. As a result, we may need to obtain additional funding to satisfy our repayment obligations. There can be no assurance that we will have sufficient funds to repay the Deerfield Notes or satisfy our payment obligations under the note purchase agreement when due or that we will comply with the conditions to our ability to convert the principal amount of the Deerfield Notes into or satisfy our payment obligations with shares of our common stock;

•

repayment of our loan from SVB: On May 22, 2002, we entered into a loan and security agreement with SVB for an equipment line of credit on December 21, 2004, December 21, 2006 and December 21, 2007, we amended the loan and security agreement to provide for additional equipment lines of credit and on June 2, 2010, we amended our loan and security agreement with SVB to provide for a new seven-year term loan in an amount of $80.0 million. The principal amount outstanding under the term loan accrues interest at 1.0% per annum, which interest is due and payable monthly. We are required to repay the term loan in one balloon principal payment, representing 100% of the principal balance and accrued and unpaid interest, on May 31, 2017. We are required to repay any advances under an equipment line of credit in 48 equal monthly payments of principal and interest. We have the option to prepay all, but not less than all, of the amounts advanced under the term loan, provided that we pay all unpaid accrued interest thereon that is due through the date of such prepayment and the interest on the entire principal balance of the term loan that would otherwise have been paid after such prepayment date until the maturity date of the term loan. We have the option to prepay without penalty any advance under an equipment line of credit other than advances under a single equipment line of credit, which has a 1.0% prepayment penalty, provided that we pay all unpaid accrued interest thereon that is due through the date of such prepayment. In accordance with the terms of the loan and security agreement, we are also required to maintain an amount equal to at least 100%, but not to exceed 107%, of the outstanding principal balance of the term loan and all equipment lines of credit under the loan and security agreement at all times in one or more accounts with SVB and certain other designated financial institutions as support for our obligations under the loan and security agreement. As a result, the proceeds of the term loan cannot be used to satisfy our other obligations without causing a default under our loan and security agreement with SVB;

•	the level of payments received under existing collaboration agreements, licensing agreements and other arrangements;

•	the degree to which we conduct funded development activity on behalf of partners to whom we have out-licensed compounds or programs;

•	whether we enter into new collaboration agreements, licensing agreements or other arrangements (including, in particular, with respect to cabozantinib) that provide additional capital;

•	our ability to control costs;

•	our ability to remain in compliance with, or amend or cause to be waived, financial covenants contained in agreements with third parties;

•	the amount of our cash and cash equivalents and marketable securities that serve as collateral for bank lines of credit;

•	future clinical trial results;

•	our need to expand our product and clinical development efforts;

•	our ability to share the costs of our clinical development efforts with third parties;

•	the cost and timing of regulatory approvals;

•	the cost of clinical and research supplies of our product candidates;

•	the effect of competing technological and market developments;

•	the filing, maintenance, prosecution, defense and enforcement of patent claims and other intellectual property rights; and

•	the cost of any acquisitions of or investments in businesses, products and technologies.

We may seek to raise funds through the sale of equity or debt securities or through external borrowings. In addition, we may enter into additional strategic partnerships, collaborative arrangements or other strategic transactions. It is unclear whether any such partnership, arrangement or transaction will occur, on satisfactory terms or at all, or what the timing and nature of such a partnership, arrangement or transaction may be. The sale of equity or convertible debt securities in the future may be dilutive to our stockholders, and debt-financing arrangements may require us to pledge certain assets and enter into covenants that would restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. If we are unable to obtain adequate funds on reasonable terms, we may be required to curtail operations significantly or obtain funds by entering into financing, supply or collaboration agreements on unattractive terms or we may be required to relinquish rights to technology or product candidates or to grant licenses on terms that are unfavorable to us.

We may need to obtain additional funding in order to stay in compliance with financial covenants contained in agreements with third parties. The terms of our debt owed to Deerfield and SVB contain covenants or events of default requiring us to maintain specified cash balances. The failure to comply with these covenants could result in an acceleration of the underlying debt obligations. If we cannot raise additional capital in order to remain in compliance with such covenants or if we are unable to renegotiate such covenants and the lender exercises its remedies under the agreement, we would not be able to operate under our current operating plan.

We have a history of net losses. We expect to continue to incur net losses, and we may not achieve or maintain profitability.

We have incurred net losses since inception through 2010. While we were in a net income position of $75.7 million for the year ended December 31, 2011, primarily as a result of the acceleration of revenue recognized under our 2008 collaboration agreement with Bristol-Myers Squibb that terminated in October 2011 and under our 2009 discovery collaboration agreement with Sanofi that terminated in December 2011, we anticipate net losses and negative operating cash flow for the foreseeable future. For the six months ended June 30, 2012, we had a net loss of $62.6 million; as of June 30, 2012, we had an accumulated deficit of $1.2 billion. We have not yet completed the development, including obtaining regulatory approval, of cabozantinib or any other product candidates and, consequently, have not generated revenues from the sale of pharmaceutical products. We have derived substantially all of our revenues to date from collaborative research and development agreements. Revenues from research and development collaborations depend upon continuation of the collaborations, research funding, the achievement of milestones and royalties we earn from any future products developed from the collaborative research. If we are unable to successfully achieve milestones, our collaborators fail to develop successful products or research funding we receive from collaborators decreases, we will not earn the revenues contemplated under such collaborative agreements. The amount of our net losses will depend, in part, on the rate of growth, if any, in our license and contract revenues and on the level of our expenses. These losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital. Our research and development expenditures and general and administrative expenses have exceeded our revenues through 2010 and for the six months ended June 30, 2012, and we expect to spend significant additional amounts to fund the development of cabozantinib. As a result, we expect to continue to incur substantial operating expenses, and, consequently, we will need to generate significant additional revenues to achieve future profitability. Because of the numerous risks and uncertainties associated with developing drugs, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

We may not realize the expected benefits of our initiatives to control costs.

Managing costs is a key element of our business strategy. Consistent with this element of our strategy, during 2010, we implemented two restructurings that resulted in an overall reduction in our workforce by 386 employees. As a consequence of our decision to focus our proprietary resources and development efforts on the late-stage development and commercialization of cabozantinib, we implemented additional restructurings in both March 2011 and May 2012, that resulted in further reductions to our workforce. The aggregate reduction in headcount from the 2010, 2011 and 2012 restructurings, or the Restructurings, is 422 employees. We have recorded aggregate restructuring charges of $43.9 million in connection with the Restructurings and anticipate that we will incur additional restructuring charges related to the exit of all or portions of three of our South San Francisco buildings. These charges will be recorded through the end of the building lease terms, the last of which ends in 2017.

As part of the Restructurings, in 2011 we entered into two sublease agreements for portions of one of our buildings in South San Francisco, California. We are still assessing our ability to sublease portions of our facilities in light of the workforce reductions as well as the potential for sublease income. Estimates for sublease income would require significant assumptions regarding the time required to contract with subtenants, the amount of idle space we would be able to sublease and potential future sublease rates. If we are able to vacate portions of our facilities, we would need to continue to update our estimate of the lease exit costs in our financial statements until we were able to negotiate an exit to the lease or negotiate a sublease for the remaining term of the lease.

If we experience excessive unanticipated inefficiencies or incremental costs in connection with restructuring activities, such as unanticipated inefficiencies caused by reducing headcount, we may be unable to meaningfully realize cost savings and we may incur expenses in excess of what we anticipate. Either of these outcomes could prevent us from meeting our strategic objectives and could adversely impact our results of operations and financial condition.

We are exposed to risks related to foreign currency exchange rates.

Most of our foreign expenses incurred are associated with establishing and conducting clinical trials for cabozantinib. The amount of expenses incurred will be impacted by fluctuations in the currencies of those countries in which we conduct clinical trials. Our agreements with the foreign sites that conduct such clinical trials generally provide that payments for the services provided will be calculated in the currency of that country, and converted into U.S. dollars using various exchange rates based upon when services are rendered or the timing of invoices. When the U.S. dollar weakens against foreign currencies, the U.S. dollar value of the foreign-currency denominated expense increases, and when the U.S. dollar strengthens against these currencies, the U.S. dollar value of the foreign-currency denominated expense decreases. Consequently, changes in exchange rates may affect our financial position and results of operations.

Global credit and financial market conditions could negatively impact the value of our current portfolio of cash equivalents, short-term investments or long-term investments and our ability to meet our financing objectives.

Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Our short-term and long-term investments consist primarily of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. While as of the date of this prospectus supplement we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents, short-term investments or long-term investments since June 30, 2012, no assurance can be given that a deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or investments or our ability to meet our financing objectives.

Risks Related to Development of Cabozantinib

We are dependent on the successful development and commercialization of cabozantinib.

The success of our business is dependent upon the successful development and commercialization of cabozantinib. As part of our strategy, we intend to dedicate all of our proprietary resources to advance cabozantinib as aggressively as feasible. Our ability to realize the value of our investment is contingent on, among other things, successful clinical development, regulatory approval and market acceptance of cabozantinib. If we encounter difficulties in the development of cabozantinib due to any of the factors discussed in this “Risk Factors” section or otherwise, or we do not receive regulatory approval and are unable to commercialize cabozantinib, we will not have the resources necessary to continue our business in its current form.

Clinical testing of cabozantinib and other product candidates is a lengthy, costly, complex and uncertain process and may fail to demonstrate safety and efficacy.

Clinical trials are inherently risky and may reveal that our product candidates are ineffective or have unacceptable toxicity or other side effects that may significantly decrease the likelihood of regulatory approval.

The results of preliminary studies do not necessarily predict clinical or commercial success, and later-stage clinical trials may fail to confirm the results observed in earlier-stage trials or preliminary studies. Although we have established timelines for manufacturing and clinical development of cabozantinib based on existing knowledge of our compounds in development and industry metrics, we may not be able to meet those timelines.

We may experience numerous unforeseen events during, or as a result of, clinical testing that could delay or prevent commercialization of cabozantinib, including:

•	cabozantinib may not prove to be efficacious or may cause, or potentially cause, harmful side effects;

•	negative or inconclusive clinical trial results may require us to conduct further testing or to abandon projects that we had expected to be promising;

•	our competitors may discover or commercialize other compounds or therapies that show significantly improved safety or efficacy compared to cabozantinib;

•	patient registration or enrollment in our clinical testing may be lower than we anticipate, resulting in the delay or cancellation of clinical testing; and

•

regulators or institutional review boards may withhold authorization of, or delay, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or their determination that participating patients are being exposed to unacceptable health risks.

If we were to have significant delays in or termination of our clinical testing of cabozantinib as a result of any of the events described above or otherwise, our expenses could increase or our ability to generate revenues from cabozantinib could be impaired, either of which could adversely impact our financial results.

We have limited experience in conducting clinical trials and may not be able to rapidly or effectively continue the further development of cabozantinib or meet current or future requirements of the FDA, including those identified based on our discussions with the FDA. Our planned clinical trials may not begin on time, or at all, may not be completed on schedule, or at all, may not be sufficient for registration of cabozantinib or may not result in an approvable product. For example, as discussed in “—Risks Related to Regulatory Approval of Cabozantinib-Cabozantinib is subject to a lengthy and uncertain regulatory process that may not result in the necessary regulatory approvals, which could adversely affect our ability to commercialize this product candidate,” we were not able to reach a timely agreement with the FDA under a Special Protocol Assessment, or SPA, on the proposed design and analyses of the COMET-2 trial.

Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of cabozantinib as a product candidate. The duration and the cost of clinical trials may vary significantly over the life of a project as a result of factors relating to the clinical trial, including, among others:

•	the number of patients that ultimately participate in the clinical trial;

•	the duration of patient follow-up that is appropriate in view of the results;

•	the number of clinical sites included in the trials; and

•	the length of time required to enroll suitable patient subjects.

Any delay could limit our ability to generate revenues, cause us to incur additional expense and cause the market price of our common stock or the notes to decline significantly. Our partners under our collaboration agreements may experience similar risks with respect to the compounds we have out-licensed to them. If any of the events described above were to occur with such programs or compounds, the likelihood of receipt of milestones and royalties under such collaboration agreements could decrease.

If third parties upon which we rely do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize cabozantinib.

We do not have the ability to independently conduct clinical trials for cabozantinib, and we rely on third parties we do not control such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize cabozantinib.

We lack the capability to manufacture compounds for clinical trials and rely on third parties to manufacture cabozantinib, and we may be unable to obtain required material in a timely manner, at an acceptable cost or at a quality level required to receive regulatory approval.

We do not have the manufacturing capabilities or experience necessary to enable us to produce materials for our clinical trials. We rely on collaborators and third-party contractors to produce cabozantinib for clinical testing. These suppliers must comply with applicable regulatory requirements, including the FDA’s current Good Manufacturing Practices, or GMP. Our current and anticipated future dependence upon these third-party manufacturers may adversely affect our future profit margins and our ability to develop and commercialize cabozantinib on a timely and competitive basis. These manufacturers may not be able to produce material on a timely basis or manufacture material at the quality or in the quantity required to meet our development timelines and applicable regulatory requirements. We may not be able to maintain or renew our existing third-party manufacturing arrangements, or enter into new arrangements, on acceptable terms, or at all. Our third-party manufacturers could terminate or decline to renew our manufacturing arrangements based on their own business priorities, at a time that is costly or inconvenient for us. If we are unable to contract for the production of materials in sufficient quantity and of sufficient quality on acceptable terms, our clinical trials may be delayed. Delays in preclinical or clinical testing could delay the initiation of clinical trials.

Our third-party manufacturers may not be able to comply with the GMP regulations, other applicable FDA regulatory requirements or similar regulations applicable outside of the United States. Additionally, if we are required to enter into new supply arrangements, we may not be able to obtain approval from the FDA of any alternate supplier in a timely manner, or at all, which could delay or prevent the clinical development and commercialization of cabozantinib. Failure of our third-party manufacturers or us to obtain approval from the FDA or to comply with applicable regulations could result in sanctions being imposed on us, including fines, civil penalties, delays in or failure to grant marketing approval of cabozantinib, injunctions, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products and compounds, operating restrictions and criminal prosecutions, any of which could have a significant adverse affect on our business.

Materials necessary to manufacture cabozantinib may not be available on commercially reasonable terms, or at all, which may delay its development and commercialization.

Some of the materials necessary for the manufacture of cabozantinib may, from time to time, be available either in limited quantities, or from a limited number of manufacturers, or both. Our contract manufacturers need to obtain these materials for our clinical trials and, potentially, for commercial distribution when and if we obtain marketing approval for cabozantinib. Suppliers may not sell us these materials at the time we need them or on commercially reasonable terms. If we are unable to obtain the materials needed to conduct our clinical trials, product testing and potential regulatory approval could be delayed, adversely affecting our ability to develop cabozantinib. Similarly, if we are unable to obtain critical manufacturing materials after regulatory approval has been obtained, the commercial launch of cabozantinib could be delayed or there could be a shortage in supply, which could materially affect our ability to generate revenues from sales of cabozantinib. If suppliers increase the price of manufacturing materials, the price for cabozantinib may increase, which may make it less competitive in the marketplace. If it becomes necessary to change suppliers for any of these materials or if any of our suppliers experience a shutdown or disruption at the facilities used to produce these materials, due to technical, regulatory or other reasons, it could harm our ability to manufacture cabozantinib.

Risks Related to Our Relationships with Third Parties

We are dependent upon our collaborations with major companies, which subjects us to a number of risks.

We have established collaborations with leading pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Sanofi, Genentech, Inc. (a wholly- owned member of the Roche Group), GlaxoSmithKline, Merck (known as MSD outside of the United States and Canada) and Daiichi Sankyo Company Limited, or Daiichi Sankyo, for the development and ultimate commercialization of a significant number of compounds generated from our research and development efforts. We continue to pursue collaborations for selected unpartnered preclinical and clinical programs and compounds. Our dependence on our relationships with existing collaborators for the development and commercialization of our compounds subjects us to, and our dependence on future collaborators for development and commercialization of additional compounds will subject us to, a number of risks, including:

•	we are not able to control the amount and timing of resources that our collaborators will devote to the development or commercialization of drug candidates or to their marketing and distribution;

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we may not be able to control the amount and timing of resources that our potential future collaborators may devote to the development or commercialization of drug candidates or to their marketing and distribution;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing;

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disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our drug candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	collaborators may experience financial difficulties;

•	collaborators may not be successful in their efforts to obtain regulatory approvals in a timely manner, or at all;

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collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with a competing drug candidate developed either independently or in collaboration with others, including our competitors;

•	we may be precluded from entering into additional collaboration arrangements with other parties in an area or field of exclusivity;

•	future collaborators may require us to relinquish some important rights, such as marketing and distribution rights; and

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collaborations may be terminated (as occurred with respect to cabozantinib and XL281, which were previously subject to our 2008 collaboration agreement with Bristol-Myers Squibb, and with respect to our 2009 discovery collaboration with Sanofi, which was terminated in December 2011) or allowed to expire, which would delay, and may increase the cost of development of, our drug candidates.

If any of these risks materialize, our product development efforts could be delayed and otherwise adversely affected, which could adversely impact our business, operating results and financial condition.

If we are unable to continue current collaborations and achieve milestones or royalties, our revenues would suffer.

We have derived substantially all of our revenues to date from collaborative research and development agreements. Revenues from research and development collaborations depend upon continuation of the collaborations, the achievement of milestones and royalties we earn from any future products developed from the collaborative research. If we are unable to successfully achieve milestones or royalties, or our collaborators fail to develop successful products, we will not earn the revenues contemplated under such collaborative agreements.

If any of these agreements is terminated early (as occurred with respect to cabozantinib and XL281, which were previously subject to our 2008 collaboration agreement with Bristol-Myers Squibb, and with respect to our 2009 discovery collaboration with Sanofi, which was terminated in

December 2011), whether unilaterally or by mutual agreement, our revenues could suffer. Most of our collaboration agreements contain early termination provisions. In addition, from time to time we review and assess certain aspects of our collaborations, partnerships and agreements and may amend or terminate, either by mutual agreement or pursuant to any applicable early termination provisions, such collaborations, partnerships or agreements if we deem them to be no longer in our economic or strategic interests. We may not be able to enter into new collaboration agreements on similar or superior financial terms to offset the loss of revenues from the termination or expiration of any of our existing or recently terminated arrangements.

We may be unable to establish collaborations for selected preclinical and clinical compounds.

Our strategy includes the pursuit of new collaborations with leading pharmaceutical and biotechnology companies for the development and ultimate commercialization of selected preclinical and clinical programs and compounds, particularly those drug candidates for which we believe that the capabilities and resources of a partner can accelerate development and help to fully realize their therapeutic and commercial potential. We face significant competition in seeking appropriate collaborators, and these collaborations are complex and time consuming to negotiate and document. We may not be able to negotiate additional collaborations on acceptable terms, or at all. We are unable to predict when, if ever, we will enter into any additional collaborations because of the numerous risks and uncertainties associated with establishing additional collaborations. If we are unable to negotiate additional collaborations, we may not be able to realize value from a particular drug candidate, particularly those drug candidates as to which we believe a broad development program is appropriate or for which we have determined not to continue to utilize our own resources to develop. As a result, our revenues, capital resources and product development efforts could be adversely affected.

Risks Related to Regulatory Approval of Cabozantinib

Cabozantinib is subject to a lengthy and uncertain regulatory process that may not result in the necessary regulatory approvals, which could adversely affect our ability to commercialize this product candidate.

Cabozantinib, as well as the activities associated with the research, development and commercialization of the product candidate, are subject to extensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. Failure to obtain regulatory approval for cabozantinib would prevent us from commercializing this product candidate. We have not received regulatory approval to market cabozantinib in any jurisdiction and have only limited experience in preparing and filing the applications necessary to gain regulatory approvals. The process of obtaining regulatory approvals is expensive, and often takes many years, if approval is obtained at all, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Before an NDA can be submitted to the FDA, the product candidate must undergo extensive clinical trials, which can take many years and require substantial expenditures.

Our EXAM phase 3 trial of cabozantinib as a potential treatment for medullary thyroid cancer has been conducted under a SPA with the FDA. A SPA is designed to facilitate the FDA’s review and provide feedback on the proposed design and size of clinical trials that are intended to form the primary basis for determining a product candidate’s efficacy. If agreement is reached with the FDA, a SPA agreement documents the terms and conditions under which the design of the subject trial will be adequate for submission of the efficacy and human safety portion of an NDA. However, there are circumstances under which we may not receive the benefits of a SPA, notably if the FDA subsequently identifies a substantial scientific issue essential to determining the product candidate’s safety or efficacy, and we may be required to conduct significant additional development in order to obtain regulatory approval notwithstanding the SPA. We completed the submission of our rolling NDA based on the data from our EXAM trial with the FDA in May 2012. On July 30, 2012, we announced that the

FDA has accepted our NDA for filing and granted a Priority Review designation with a stated action date of November 29, 2012. However, our NDA may be subject to delay or lack of approval, including delay or lack of approval based on potential feedback from an FDA Advisory Committee.

In December 2011, we initiated COMET-2, our first phase 3 pivotal trial of cabozantinib in patients with metastatic castration-resistant prostate cancer, with pain response as the primary efficacy endpoint for the trial. We were not able to reach a timely agreement with the FDA for a SPA on the proposed design and analysis of the COMET-2 trial. We originally submitted the proposed protocol for this trial using primary endpoints of pain reduction and bone scan response to the FDA in June 2011 with a request for a SPA. The FDA’s final response prior to our discontinuation of the SPA process, which we received in October 2011, raised the following concerns regarding the COMET-2 trial design in the context of its consideration of a SPA for the trial, among other comments:

•	A concern about the ability to maintain blinding of the trial due to differences in toxicity profiles between cabozantinib and mitoxantrone.

•	A view that the assumed magnitude of pain improvement is modest and could represent a placebo effect or be attained with less toxicity by opioid therapy.

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A view that symptomatic improvement should be supported by evidence of anti-tumor activity, an acceptable safety profile and lack of survival decrement. The FDA also expressed the view that if the effect that we believe cabozantinib will have on pain is mediated by anti-tumor activity, that anti-tumor activity should translate into an improvement in overall survival.

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A recommendation that if we use pain response as a primary efficacy endpoint, that we conduct two adequate and well-controlled trials to demonstrate effectiveness as, according to the FDA, a conclusion based on two persuasive studies will always be more secure. The FDA advised that for a single randomized trial to support a new drug application, the trial must be well designed, well conducted, internally consistent and provide statistically persuasive efficacy findings so that a second trial would be ethically or practically impossible to perform.

In the context of its consideration of a SPA for the COMET-2 trial, the FDA also recommended that overall survival be the primary efficacy endpoint. The final FDA response prior to our discontinuation of the SPA process stated that we could choose to conduct the trial in the absence of a SPA agreement. We elected to proceed with initiation of the COMET-2 trial and the COMET-1 trial, and to discontinue further attempts to secure a SPA agreement with respect to the COMET-2 trial. We initiated the COMET-2 trial with a pain palliation endpoint in December 2011 and the COMET-1 trial with an overall survival endpoint in May 2012.

Any clinical trial may fail to produce results satisfactory to the FDA. For example, the FDA could determine that the design of a clinical trial is inadequate to produce reliable results. The regulatory process also requires preclinical testing, and data obtained from preclinical and clinical activities are susceptible to varying interpretations. The FDA has substantial discretion in the approval process and may refuse to approve any NDA (regardless of prior receipt of a SPA) or decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. For example, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of cabozantinib.

In addition, delays or rejections may be encountered based upon changes in regulatory policy for product approval during the period of product development and regulatory agency review. Changes in regulatory approval policy, regulations or statutes or the process for regulatory review during the development or approval periods of cabozantinib may cause delays in the approval or rejection of an application.

Even if the FDA or a comparable authority in another country approves cabozantinib, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, distribution, advertising, promotion, marketing and/or production of cabozantinib and may impose ongoing requirements for post- approval studies, including additional research and development and clinical trials. These agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including withdrawal of product approval.

Risks Related to Commercialization of Cabozantinib

The commercial success of cabozantinib will depend upon the degree of market acceptance of the product candidate among physicians, patients, health care payors, and the medical community.

Our ability to commercialize cabozantinib, if it is approved for commercial sale, will be highly dependent upon the extent to which the product candidate gains market acceptance among physicians; patients; health care payors, such as Medicare and Medicaid; and the medical community. If cabozantinib does not achieve an adequate level of acceptance, we may not generate adequate product revenues, if at all, and we may not become profitable. The degree of market acceptance of cabozantinib, if approved for commercial sale, will depend upon a number of factors, including:

•	the effectiveness, or perceived effectiveness, of cabozantinib in comparison to competing products;

•	the existence of any significant side effects of cabozantinib, as well as their severity in comparison to those of any competing products;

•	potential advantages or disadvantages in relation to alternative treatments;

•	the timing of market entry relative to competitive treatments;

•	indications for which cabozantinib is approved;

•	the ability to offer cabozantinib for sale at competitive prices;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell cabozantinib, we may be unable to generate product revenues.

We have no experience as a company in the sales and distribution of pharmaceutical products and do not have a sales organization. Developing a sales force could be expensive and time-consuming, could delay any product launch, including our potential launch of cabozantinib for the treatment of medullary thyroid cancer, and we may never be able to develop this capacity. To the extent that we enter into arrangements with third parties to provide sales, marketing and distribution services, our product revenues may be lower than if we market and sell cabozantinib ourselves. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenues.

If we are unable to obtain adequate coverage and reimbursement from third-party payors for cabozantinib, our revenues and prospects for profitability will suffer.

Our ability to commercialize cabozantinib will be highly dependent on the extent to which coverage and reimbursement for the product candidate will be available from third-party payors, including governmental payors, such as Medicare and Medicaid, and private health insurers. Many patients will not be capable of paying themselves for cabozantinib and will rely on third-party payors to pay for, or subsidize, their medical needs. If third-party payors do not provide coverage or reimbursement for cabozantinib, our revenues and prospects for profitability will suffer. In addition, even if third-party payors provide some coverage or reimbursement for cabozantinib, the availability of such coverage or reimbursement for prescription drugs under private health insurance and managed care plans often varies based on the type of contract or plan purchased.

Another factor that may affect the pricing of drugs is proposed congressional action regarding drug reimportation into the United States. For example, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 gives discretion to the Secretary of Health and Human Services to allow drug reimportation into the United States under some circumstances from foreign countries, including countries where the drugs are sold at a lower price than in the United States. Proponents of drug reimportation may attempt to pass legislation, which would allow direct reimportation under certain circumstances. If legislation or regulations were passed allowing the reimportation of drugs, it could decrease the price we receive for cabozantinib, thereby negatively affecting our revenues and prospects for profitability.

In addition, in some foreign countries, particularly the countries in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, price negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement and/or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost effectiveness of cabozantinib to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in the commercialization of cabozantinib. Third-party payors are challenging the prices charged for medical products and services, and many third-party payors limit reimbursement for newly approved health care products. In particular, third-party payors may limit the indications for which they will reimburse patients who use cabozantinib. Cost-control initiatives could decrease the price we might establish for cabozantinib, which would result in lower product revenues to us.

Current healthcare laws and regulations and future legislative or regulatory reforms to the healthcare system may affect our ability to sell cabozantinib profitably.

The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the U.S., the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the U.S. PPACA substantially changes the way healthcare is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. The United States Supreme Court heard a constitutional challenge to the PPACA and in June 2012 held that the PPACA is constitutional. However, states are allowed to opt out of the expansion of eligibility criteria for Medicaid under the PPACA. We anticipate that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and an additional downward pressure on the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Insurers may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse for newly-approved drugs, which in turn will put pressure on the pricing of drugs.

We also cannot be certain that cabozantinib will successfully be placed on the list of drugs covered by particular health plan formularies, nor can we predict the negotiated price for cabozantinib, which will be determined by market factors. Many states have also created preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate. If cabozantinib is not included on these preferred drug lists, physicians may not be inclined to prescribe it to their Medicaid patients, thereby diminishing the potential market for cabozantinib.

As a result of the PPACA and the trend towards cost-effectiveness criteria and managed healthcare in the United States, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs. They may use tiered reimbursement and may adversely affect demand for our products by placing them in an expensive tier. They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse for newly-approved drugs, which in turn will put pressure on the pricing of drugs. Further, we do not have experience in ensuring approval by applicable third-party payors outside of the United States for coverage and reimbursement of cabozantinib. We also anticipate pricing pressures in connection with the sale of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

Our competitors may develop products and technologies that make cabozantinib obsolete.

The biotechnology industry is highly fragmented and is characterized by rapid technological change. In particular, the area of kinase-targeted therapies is a rapidly evolving and competitive field. We face, and will continue to face, intense competition from biotechnology and pharmaceutical companies, as well as academic research institutions, clinical reference laboratories and government agencies that are pursuing research activities similar to ours. Some of our competitors have entered into collaborations with leading companies within our target markets, including some of our existing collaborators. Some of our competitors are further along in the development of their products than we are. In addition, delays in the development of cabozantinib could allow our competitors to bring products to market before us, which would impair our ability to commercialize cabozantinib. Our future success will depend upon our ability to maintain a competitive position with respect to technological advances. Any products that are developed through our technologies will compete in highly competitive markets. Further, our competitors may be more effective at using their technologies to develop commercial products. Many of the organizations competing with us have greater capital resources, larger research and development staff and facilities, more experience in obtaining regulatory approvals and more extensive product manufacturing and marketing capabilities than we do. As a result, our competitors may be able to more easily develop technologies and products that would render our technologies and products, and those of our collaborators, obsolete and noncompetitive. There may also be drug candidates of which we are not aware at an earlier stage of development that may compete with cabozantinib. In addition, if cabozantinib is successfully developed, it may compete with existing therapies that have long histories of use, such as chemotherapy and radiation treatments in cancer indications. Examples of potential competition for cabozantinib include AstraZeneca’s RET, VEGFR and EGFR inhibitor, vandetanib, Algeta’s development-stage alpha-pharmaceutical Alpharadin (Radium-223), other VEGF pathway inhibitors, including Genentech’s bevacizumab, and other MET inhibitors, including Pfizer’s crizotinib, ArQule’s tivantinib (ARQ197), GlaxoSmithKline’s foretinib (XL880), and Genentech’s onartuzumab.

We may not be able to manufacture cabozantinib in commercial quantities, which would prevent us from commercializing the product candidate.

To date, cabozantinib has been manufactured in small quantities for preclinical and clinical trials. If cabozantinib is approved by the FDA or other regulatory agencies for commercial sale, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity, whether in collaboration with third-party manufacturers or on our own, for cabozantinib in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to successfully increase the manufacturing capacity for cabozantinib, the regulatory approval or commercial launch of the product candidate may be delayed or there may be a shortage in supply. Cabozantinib requires precise, high-quality manufacturing. The failure to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business.

Risks Related to Our Intellectual Property

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market.

Our success will depend in part upon our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will continue to apply for patents covering our technologies and products as and when we deem appropriate. However, these applications may be challenged or may fail to result in issued patents. In addition, because patent applications can take many years to issue, there may be pending applications, unknown to us, which may later result in issued patents that cover the production, manufacture, commercialization or use of our product candidates. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patents. In addition, our patents may be challenged or invalidated or may fail to provide us with any competitive advantages, if, for example, others were the first to invent or to file patent applications for these inventions.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties (for example, the patent owner has failed to “work” the invention in that country or the third party has patented improvements). In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. Compulsory licensing of life-saving drugs is also becoming increasingly popular in developing countries either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which could limit our potential revenue opportunities. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the aggressive enforcement of patent and other intellectual property protection, which makes it difficult to stop infringement. We rely on trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information and trade secrets, but these measures may not provide adequate protection. While we seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants, we cannot assure you that our proprietary information will not be disclosed, or that we can meaningfully protect our trade secrets. In addition, our competitors may independently develop substantially equivalent proprietary information or may otherwise gain access to our trade secrets.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize products.

Our commercial success depends in part upon our ability to avoid infringing patents and proprietary rights of third parties and not to breach any licenses that we have entered into with regard to our technologies. Other parties have filed, and in the future are likely to file, patent applications covering genes and gene fragments, techniques and methodologies relating to model systems and products and technologies that we have developed or intend to develop. If patents covering technologies required by our operations are issued to others, we may have to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all, and may require us to pay substantial royalties, grant a cross-license to some of our patents to another patent holder or redesign the formulation of a product candidate so that we do not infringe third-party patents, which may be impossible to obtain or could require substantial time and expense.

Third parties may accuse us of employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that use of such technologies infringes on their patents. Regardless of their merit, such claims could require us to incur substantial costs, including the diversion of management and technical personnel, in defending ourselves against any such claims or enforcing our patents. In the event that a successful claim of infringement is brought against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any of these licenses could adversely affect our ability to develop and commercialize products.

We may be subject to damages resulting from claims that we, our employees or independent contractors have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees and independent contractors were previously employed at universities, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, independent contractors or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and divert management’s attention. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel and/or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business.

Risks Related to Employees and Location

The loss of key personnel or the inability to retain and, where necessary, attract additional personnel could impair our ability to expand our operations.

We are highly dependent upon the principal members of our management and scientific staff, the loss of whose services might adversely impact the achievement of our objectives and the continuation of existing collaborations. Also, we may not have sufficient personnel to execute our business plan. Retaining and, where necessary, recruiting qualified clinical and scientific personnel will be critical to support activities related to advancing our clinical and preclinical development programs, and supporting our collaborative arrangements and our internal proprietary research and development efforts. The Restructurings could have an adverse impact on our ability to retain and recruit qualified personnel. Competition is intense for experienced clinical personnel, and we may be unable to retain or recruit clinical personnel with the expertise or experience necessary to allow us to pursue collaborations, develop our products and core technologies or expand our operations to the extent otherwise possible. Further, all of our employees are employed “at will” and, therefore, may leave our employment at any time.

Our collaborations with outside scientists may be subject to restriction and change.

We work with scientific and clinical advisors and collaborators at academic and other institutions that assist us in our research and development efforts. These advisors and collaborators are not our employees and may have other commitments that limit their availability to us. Although these advisors and collaborators generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services. In such a circumstance, we may lose work performed by them, and our development efforts with respect to the matters on which they were working may be significantly delayed or otherwise adversely affected. In addition, although our advisors and collaborators sign agreements not to disclose our confidential information, it is possible that valuable proprietary knowledge may become publicly known through them.

Our headquarters are located near known earthquake fault zones, and the occurrence of an earthquake or other disaster could damage our facilities and equipment, which could harm our operations.

Our headquarters are located in South San Francisco, California, and therefore our facilities are vulnerable to damage from earthquakes. We do not carry earthquake insurance. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures, terrorism and similar events since any insurance we may maintain may not be adequate to cover our losses. If any disaster were to occur, our ability to operate our business at our facilities could be seriously, or potentially completely, impaired. In addition, the unique nature of our research activities could cause significant delays in our programs and make it difficult for us to recover from a disaster. Accordingly, an earthquake or other disaster could materially and adversely harm our ability to conduct business.

Security breaches may disrupt our operations and harm our operating results.

Our network security and data recovery measures may not be adequate to protect against computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. The misappropriation, theft, sabotage or any other type of security breach with respect to any of our proprietary and confidential information that is electronically stored, including research or clinical data, could have a material adverse impact on our business, operating results and financial condition. Additionally, any break-in or trespass of our facilities that results in the misappropriation, theft, sabotage or any other type of security breach with respect to our proprietary and confidential information, including research or clinical data, or that results in damage to our research and development equipment and assets could have a material adverse impact on our business, operating results and financial condition.

Risks Related to Environmental and Product Liability

We use hazardous chemicals and radioactive and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes involve the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may face liability for any injury or contamination that results from our use or the use by third parties of these materials, and such liability may exceed our insurance coverage and our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

In addition, our collaborators may use hazardous materials in connection with our collaborative efforts. In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous materials used by these parties. Further, we may be required to indemnify our collaborators against all damages and other liabilities arising out of our development activities or products produced in connection with these collaborations.

We face potential product liability exposure far in excess of our limited insurance coverage.

We may be held liable if any product we or our collaborators develop causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of merit or eventual outcome, product liability claims could result in decreased demand for our product candidates, injury to our reputation, withdrawal of patients from our clinical trials, substantial monetary awards to trial participants and the inability to commercialize any products that we may develop. These claims might be made directly by consumers, health care providers, pharmaceutical companies or others selling or testing our products. We have obtained limited product liability insurance coverage for our clinical trials in the amount of $10.0 million per occurrence and $10.0 million in the aggregate. However, our insurance may not reimburse us or may not be sufficient to reimburse us for expenses or losses we may suffer. Moreover, if insurance coverage becomes more expensive, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If we obtain marketing approval for cabozantinib, we intend to expand our insurance coverage to include the sale of commercial products, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, juries have awarded large judgments in class action lawsuits for claims based on drugs that had unanticipated side effects. In addition, the pharmaceutical and biotechnology industries, in general, have been subject to significant medical malpractice litigation. A successful product liability claim or series of claims brought against us could harm our reputation and business and would decrease our cash reserves.

Risks Related to the Notes and Our Common Stock

Except in limited circumstances, your right to receive payments on the notes is subordinated to our senior indebtedness, effectively junior (other than to the extent of the interest escrow) to our secured indebtedness and possibly all of our future borrowings and structurally subordinated to any liabilities of our subsidiaries.

The notes will be our general unsecured senior subordinated obligations (except to the extent of the interest escrow described in “Description of the Notes—Interest Escrow”) and will not be guaranteed by any of our subsidiaries. The notes will rank: senior in right of payment to any existing or future subordinated indebtedness; equal in right of payment to our existing and future unsecured senior indebtedness; subordinate in right of payment to the Deerfield Notes (other than to the extent of the interest escrow); effectively subordinate (other than to the extent of the interest escrow) to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, including amounts outstanding under our loan and security agreement with SVB and the Deerfield Notes; and structurally subordinate to all existing and future indebtedness (including trade payables) of our subsidiaries, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries (to the extent of any such guarantee). In addition, all payments on the notes will be blocked in the event of default in the payment on any senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness. See “Description of the Notes—Subordination.”

As of June 30, 2012, our total consolidated indebtedness (excluding trade payables) was $182.7 million, all of which was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of the net proceeds therefrom, our total consolidated indebtedness would have been $407.7 million (excluding trade payables), $182.7 million of which would have been secured indebtedness.

The provisions of the indenture governing the notes will not prohibit us from incurring additional indebtedness, including secured indebtedness, in the future. In the event we default on any secured indebtedness or in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Holders of the notes will participate ratably with all holders of our unsecured senior subordinated indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

Our subsidiaries will not guarantee the notes. Accordingly, the notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of our subsidiaries. In the event any subsidiary defaults on any such liabilities or preferred equity or in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors and preferred equity holders. As of June 30, 2012, our subsidiaries had no outstanding indebtedness. The provisions of the indenture governing the notes will not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

Our significant level of indebtedness, which will increase as a result of this offering, could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

Following the consummation of this offering, we will have a significant amount of indebtedness and substantial debt service requirements. As of June 30, 2012, after giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of net proceeds therefrom, our total consolidated indebtedness would have been $407.7 million (excluding trade payables). We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other indebtedness;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	increasing our vulnerability to adverse economic and industry conditions;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our loan and security agreement with SVB;

•	limiting our ability to obtain additional financing;

•

requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	preventing us from raising funds necessary to purchase the notes following a fundamental change or settle conversions of the notes in cash;

•	dilution experienced by our existing stockholders as a result of the conversion of the notes into shares of common stock; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

As of June 30, 2012, our annual debt service obligation on our outstanding indebtedness was approximately $9.2 million. If we complete this offering, our annual debt service obligation will increase substantially. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the Deerfield Notes, our loan and security agreement with SVB, the notes to be offered and sold in this offering, or any indebtedness which we have incurred or may incur in the future, we would be in default, which would permit the holders of the affected notes or other indebtedness to accelerate the maturity of such notes or other indebtedness and could cause defaults under the Deerfield Notes, our loan and security agreement with SVB or our other indebtedness. Any default under these notes, the Deerfield Notes, our loan and security agreement with SVB, or any indebtedness that we have incurred or may incur in the future could have a material adverse effect on our business, results of operations and financial condition.

We may not have the ability to raise the funds necessary to repay the principal amount of the notes at maturity, settle conversions of the notes in cash or purchase the notes upon the occurrence of a “fundamental change,” and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us with respect to notes that have not been previously redeemed, repurchased or converted. If a fundamental change (as defined under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”) occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $1,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100%

of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of the Notes —Conversion Rights—Settlement upon Conversion.” We may, at any time prior to May 29, 2019 (which is the 55th scheduled trading day prior to the maturity date), irrevocably elect combination settlement with a specified dollar amount of $1,000, for all conversions subsequent to the date of such election, in which case we will no longer be permitted to settle the principal portion of any notes in shares of our common stock. However, we may not have enough available cash or be able to obtain financing at the time we are required to make purchases of notes surrendered therefor or notes being converted and settled entirely or partially in cash.

We have not established a sinking fund for payment of the notes, nor do we anticipate doing so. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or we may in the future enter into credit agreements or other agreements that may contain provisions prohibiting redemption or repurchase of the notes under certain circumstances, or may provide that a designated event constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing the notes, we could seek a waiver from the holders of these notes or attempt to refinance these notes. If we were not able to obtain consent, we would not be permitted to purchase the notes. Our failure to purchase the notes at a time when the purchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness, including our indebtedness under the Deerfield Notes and our loan and security agreement with SVB. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof. Any payment to holders of the notes may be subordinated to any of our secured indebtedness, including our indebtedness under the Deerfield Notes and our loan and security agreement with SVB, to the extent of the value of the assets securing such indebtedness.

On or after August 15, 2016, subject to certain conditions, we may redeem the notes, at our option, in whole or in part and any cash premium you receive upon redemption may not fully compensate you for future interest payments or lost time value of your notes.

We may not redeem the notes prior to August 15, 2016. At any time on or after August 15, 2016, we may redeem all or part of the notes, except for the notes that we are required to repurchase in connection with a fundamental change, for cash, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Upon any such redemption, we will not be required to pay any “make-whole” cash or shares or otherwise compensate you in any way for any future interest payments that you would have otherwise received or any other lost time value of your notes.

The trading price of our common stock has been highly volatile and consequently could materially and adversely affect the trading price of the notes.

The trading price of our common stock has been highly volatile, and we believe the trading price of our common stock will remain highly volatile and may fluctuate substantially due to factors such as the following, many of which we cannot control:

•	adverse results or delays in our or our collaborators’ clinical trials;

•

announcement of FDA approval or non-approval, or delays in the FDA review process, of cabozantinib or our collaborators’ product candidates or those of our competitors or actions taken by regulatory agencies with respect to our, our collaborators’ or our competitors’ clinical trials;

•

the timing of achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the filing for regulatory approval or the establishment of collaborative arrangements for one or more of our out-licensed programs and compounds;

•	actions taken by regulatory agencies with respect to cabozantinib or our clinical trials for cabozantinib;

•	the announcement of new products by our competitors;

•	quarterly variations in our or our competitors’ results of operations;

•	developments in our relationships with our collaborators, including the termination or modification of our agreements;

•	conflicts or litigation with our collaborators;

•	litigation, including intellectual property infringement and product liability lawsuits, involving us;

•	failure to achieve operating results projected by securities analysts;

•	changes in earnings estimates or recommendations by securities analysts;

•	financing transactions;

•	developments in the biotechnology or pharmaceutical industry;

•	sales of large blocks of our common stock or sales of our common stock by our executive officers, directors and significant stockholders;

•	departures of key personnel or board members;

•	developments concerning current or future collaborations;

•	FDA or international regulatory actions;

•	third-party reimbursement policies;

•	disposition of any of our subsidiaries, technologies or compounds; and

•	general market, economic and political conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

These factors, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock, which could materially adversely affect the trading price of the notes. Excessive volatility may continue for an extended period of time following the date of this prospectus supplement. Because the notes are convertible into shares of our common stock, volatility or depressed market prices of our common stock could have a similar effect on the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. Holders who receive shares of our common stock upon conversion of the notes will also be subject to the risk of volatility and depressed market prices of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management’s attention and resources, which could have a material and adverse effect on our business.

The conditional conversion feature of the notes could result in your receiving less than the value of the cash, shares of our common stock or combination of cash and shares of our common stock into which a note would otherwise be convertible.

Prior to the close of business on the business day immediately preceding May 15, 2019, the notes are convertible into, at our option, cash, shares of our common stock or a combination of cash and shares of our common stock only if specified conditions are met. If these specified conditions are not met, you will not be able to convert your notes until May 15, 2019, and you may not be able to receive the value of the consideration into which the notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert may also adversely affect the trading price of the notes and your ability to resell the notes.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition.

If one of the conversion contingencies is triggered, holders of notes will be entitled to convert the notes at any time during specified periods. See “Description of the Notes—Conversion Rights.” If one or more holders elect to convert their notes, we may be required to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity and various aspects of our business (including our credit ratings and the trading price of the notes). In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The settlement feature of the notes may have adverse consequences.

The settlement feature of the notes, as described under “Description of the Notes—Conversion Rights—Settlement Upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

That is, upon conversion of the notes, you will receive, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock. In the event that we elect cash settlement or combination settlement, the consideration that you will receive upon conversion will be based upon the volume weighted average prices of our common stock for each of the 50 trading days during the applicable cash settlement averaging period. As described under “Description of the Notes—Conversion Rights—Settlement Upon Conversion,” this period means, for notes with a conversion date occurring on or after May 29, 2019 (which is the 55th scheduled trading day prior to the maturity date), the 50 consecutive trading-day period beginning on, and including, the 52nd scheduled trading day prior to the maturity date (or, if such scheduled trading day is not a trading day, the immediately following trading day), for notes having a conversion date on or after the date we have delivered a notice of redemption as described under “Description of the Notes—Optional Redemption,” the 50 consecutive trading-day period beginning on, and including, the 52nd scheduled trading day prior to the redemption date or, if such day is not a trading day, the immediately following trading day and in all other instances, the 50 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers, as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value, but does not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a “fundamental change,” in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you will have the option to require us to purchase all or any portion of your notes for cash. However, the definition of “fundamental change” is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the trading price of the notes. For example, events such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such events, the holders of the notes would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the notes.

The adjustment to the conversion rate for notes converted in connection with certain make-whole fundamental change transactions may not adequately compensate holders for the lost option time value of their notes as a result of any such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

If certain transactions that constitute a make-whole fundamental change occur, under certain circumstances and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described under “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection With a Make-Whole Fundamental Change.” While the increase in the conversion rate is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid (or deemed paid) for our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such transaction. Moreover, in no event will the total number of shares of our common stock issuable upon the conversion of the notes exceed         per $1,000 principal amount of notes, subject to adjustment under certain circumstances.

Furthermore, the definition of make-whole fundamental change that will be contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary with volatile earnings, or a change in our subsidiaries’ lines of business, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

Our obligation to increase the conversion rate upon certain make-whole fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Concurrent or future sales of our common stock and our issuance of convertible notes, which may result in future issuances of our common stock, or the perception that such sales may occur, may depress our stock price and adversely impact the trading price of the notes.

If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of options and warrants, upon vesting of restricted stock units, under our employee stock purchase plan or upon conversion of the Deerfield Notes) in the public market, or if we issue additional shares of common stock, or securities convertible into or exchangeable or exercisable for common stock, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Concurrently with this notes offering, pursuant to a separate prospectus supplement, we are offering 20,000,000 shares of common stock in an underwritten public offering (or 23,000,000 shares if the underwriters in that offering exercise their option to purchase additional shares in full). A substantial number of shares of common stock is for issuance upon conversion of the notes, upon the exercise of stock options, reserved for the vesting of restricted stock unit awards, the under our employee stock purchase program and upon conversion of any shares under the Deerfield Notes. The issuance and sale of substantial amounts of common stock, convertible notes, which may result in future issuances of our common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Any market that develops for our notes is likely to influence and be influenced by the market for our common stock. For example, the price of our common stock could be affected by possible sales of common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to occur involving our common stock.

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

Changes in interest rates, or expected future interest rates, during the term of the notes may affect the trading price of the notes. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities, and there is no existing market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that, following the completion of the offering, they currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

Although a pledge of our interest in the escrow account will secure the initial six interest payments on the notes, the ability of holders of notes to enforce their security will be delayed if we become the subject of a case under the U.S. Bankruptcy Code.

The pledge of our interest in the escrow account is intended to secure the first six installments of interest on the notes. If we become the subject of a case under the U.S. Bankruptcy Code, however, the ability of holders of the notes to enforce their security interest in the escrow account and receive payment in respect of the government securities would be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code. Any resulting delay could be for a substantial period of time.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rule changes and are expected to adopt additional rule changes in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the prior day’s closing price. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC has approved a pilot program allowing several national securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period, which we refer to as the SRO pilot program. Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks (which includes our common stock) and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The SRO pilot program is set to expire on February 4, 2013.

The SEC also recently approved two proposals submitted by national securities exchanges and FINRA which will be implemented by February 4, 2013 on a one-year pilot basis. One initiative is the “Limit Up-Limit Down” plan which will replace the SRO pilot program and requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The second initiative changes existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines will be measured by reference to the Standard & Poor’s 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly.

The restrictions on trading imposed by the SRO pilot program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and national securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the recently adopted amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of equity on our consolidated balance sheets and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the accretion of the discounted carrying value of the notes to their face amount over the terms of the notes. This could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes. As of the date of this prospectus supplement, we expect to use the if converted method to compute earnings per share, which could be more dilutive than using the treasury stock method.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash and even though you might not exercise your conversion right. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against subsequent payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on our common stock). See “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” and “Material U.S. Federal Income Tax Considerations.”

If a make-whole fundamental change event occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such make whole fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the notes or common stock. See “Material U.S. Federal Income Tax Considerations.”

You may be subject to tax upon a conversion of the notes for cash, shares of our common stock or for a combination of cash and shares of our common stock.

Upon a conversion of the notes, we may deliver cash, shares of our common stock or a combination of cash and shares of our common stock, and you may be subject to U.S. federal income tax upon such a conversion of the notes for cash or for a combination of cash and shares of our common stock. See “Material U.S. Federal Income Tax Considerations.”

Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such make-whole fundamental change. In any of these cases, and in other cases, our obligations under the notes and the indenture as well as provisions of our organizational documents and other agreements could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. For additional information about our organizational documents and other agreements and their potential effect on transactions involving a change of control, see “Description of Capital Stock” in the accompanying prospectus.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent or deter attempts by our stockholders to replace or remove our current management, which could cause the market price of our common stock to decline.

Provisions in our corporate charter and bylaws may discourage, delay or prevent an acquisition of our company, a change in control, or attempts by our stockholders to replace or remove members of our current Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include:

•	a classified Board of Directors;

•	a prohibition on actions by our stockholders by written consent;

•	the inability of our stockholders to call special meetings of stockholders;

•

the ability of our Board of Directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our Board of Directors;

•	limitations on the removal of directors; and

•	advance notice requirements for director nominations and stockholder proposals.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our common stock could be harmed.

In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency downgrades or withdraws its rating of any of our debt, or puts us on credit watch, the trading price of the notes is likely to decline.

The notes are not protected by financial or restrictive covenants.

Except for the limitation on our ability to incur any indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the notes, the indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture governing the notes will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of the Notes—Recapitalizations, Reclassifications and Changes of Our Common Stock,” “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection With a Make-Whole Fundamental Change,” “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of the

Notes—Subordination,” and “Description of the Notes—Consolidation, Merger and Sale of Assets.” Accordingly, under the indenture, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations that could affect our capital structure and the value of the notes and common stock but would not constitute a fundamental change or a make-whole fundamental change under the terms of the notes.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), until the time at which they become record holders of our common stock, but holders of the notes will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (in the case of physical settlement), or the last trading day of the applicable cash settlement averaging period (in the case of combination settlement), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock. In addition, because of the conditional conversion, and the settlement features of the notes, which would permit us to satisfy our obligation upon conversion solely in cash should we so elect to do so, you may not be able to convert your notes until May 15, 2019, and you may not receive any shares upon conversion.

We expect that our quarterly results of operations will fluctuate, and this fluctuation could cause our stock price to decline, causing investor losses.

Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. A number of factors, many of which we cannot control, could subject our operating results to volatility, including:

•	the progress and scope of our research and development activities;

•	recognition of up-front licensing or other fees or revenues;

•	payments of non-refundable up-front or licensing fees, or payment for cost-sharing expenses, to third parties;

•	acceptance of our technologies and platforms;

•	the success rate of our efforts leading to milestone payments and royalties;

•	the introduction of new technologies or products by our competitors;

•	the timing and willingness of collaborators to further develop or, if approved, commercialize our product out-licensed to them;

•	our ability to enter into new collaborative relationships;

•	the termination or non-renewal of existing collaborations;

•	the timing and amount of expenses incurred for clinical development and manufacturing of cabozantinib;

•	adjustments to expenses accrued in prior periods based on management’s estimates after the actual level of activity relating to such expenses becomes more certain;

•	the impairment of acquired goodwill and other assets;

•	the impact of our restructurings; and

•	general and industry-specific economic conditions that may affect our collaborators’ research and development expenditures.

A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed in the short term. If we fail to achieve anticipated levels of revenues, whether due to the expiration or termination of existing contracts, our failure to obtain new contracts, our inability to meet milestones or for other reasons, we may not be able to correspondingly reduce our operating expenses, which could significantly harm our operating results for a particular fiscal period.

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. As a result, in some future quarters, our operating results may not meet the expectations of securities analysts and investors, which could result in a decline in the price of our common stock or the notes.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and the concurrent offering of our common stock and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this offering and the concurrent offering of our common stock. Stockholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return for our stockholders. Because the number and variability of factors that determine our use of the proceeds from this offering and the concurrent offering of our common stock, our actual uses of the proceeds of this offering and the concurrent offering of our common stock may vary substantially from our current planned uses. Our failure to apply the proceeds effectively could have a material adverse effect on our business, delay the development of cabozantinib and cause the price of our common stock and the notes to decline.

Conversion of the notes offered and sold pursuant to this offering will dilute the ownership interests of existing stockholders.

If and to the extent that we deliver shares of our common stock in settlement of our conversion obligation with respect to any of the notes sold in this offering, the ownership interests of our existing stockholders will be diluted. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short-selling by holders of the notes engaged in hedging or arbitrage, and by other market participants.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements related to the continued development and clinical, therapeutic and commercial potential of, and opportunities for, cabozantinib, the expected timing of various trials, regulatory review and approval events and the timing thereof and the potential of other of our compounds. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and involve known and unknown risks, uncertainties and other factors that may cause our company’s or our industry’s results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied in, or contemplated by, the forward-looking statements. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “focus,” “assume,” “goal,” “objective,” “will,” “may” “should,” “would,” “could,” “estimate,” “predict,” “potential,” “continue,” “encouraging,” or the negative of such terms or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed under the caption “Risk Factors” beginning on page S-16 of this prospectus supplement, in the documents incorporated by reference, in any free writing prospectus that we have authorized for use in connection with this offering or as a result of other circumstances beyond our control. The forward-looking statements made in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering speak only as of the date on which the statements are made.

USE OF PROCEEDS

We estimate that the net proceeds from this notes offering will be approximately $217.9 million, or $250.6 million if the underwriters exercise in full their option to purchase additional notes, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. Based upon an assumed public offering price of $5.58, we estimate that the net proceeds from our concurrent offering of 20,000,000 shares of common stock (or a total of 23,000,000 shares if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares) will be approximately $105.6 million, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us. If the underwriters in the concurrent common stock offering exercise in full their option to purchase additional shares, we estimate that the net proceeds from the concurrent common stock offering will be approximately $121.5 million. This offering is not contingent upon the completion of the concurrent common stock offering and the concurrent common stock offering is not contingent upon the completion of this offering. We cannot assure you that either or both of the offerings will be completed.

We will retain broad discretion over the use of the net proceeds from this offering and the concurrent common stock offering. We currently expect to use the net proceeds from this offering and the offering of common stock for general corporate purposes, including for clinical trials, research and development, capital expenditures and working capital. We will also use a portion of the net proceeds to fund the escrow account to be used for the first six scheduled semi-annual interest payments.

As part of this offering, Deerfield has indicated an interest in purchasing up to an aggregate of approximately $75.0 million principal amount of the notes at the initial price to public. Because this indication of interest is not a binding agreement or commitment to purchase, Deerfield may elect not to purchase any notes in this offering, or the underwriters may elect not to sell any notes in this offering to Deerfield. Contingent upon the closing of this offering, we have agreed with Deerfield to amend the terms of the Deerfield Notes, to permit us to issue the notes in exchange for the payment of a consent fee of $1.5 million and revised terms for voluntary prepayments of the Deerfield Notes on or prior to July 2, 2013. See “Description of Other Indebtedness.”

Pending the use of the net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

The description and the other information in this prospectus supplement regarding the concurrent common stock offering is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of offer to buy, our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges or our deficiency of earnings to cover fixed charges. For the fiscal years ended December 31, 2010, 2009, 2008 and 2007 ratio information is not applicable due to the deficiency of earnings. In addition, this table is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which the accompanying prospectus is a part.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands, except ratio)
Ratio of earnings to fixed charges	5.57	—	—	—	—

Deficiency of earnings available to cover fixed charges	—	$(92,402)	$(140,843)	$(175,570)	$(111,022)

In addition, the following table sets forth, for the six months ended June 30, 2012, deficiency of earnings to fixed charges.

Six Months Ended June 30, 2012
(In thousands)
Fixed Charges:
Interest expense	$8,096
Interest portion of rental expense	$137

Total fixed charges	$8,233

Earnings (loss):
Net income (loss) before provision for income taxes	$(62,615)
Fixed charges per above	$8,233

Ratio of earnings to fixed charges	—

Deficiency of earnings available to cover fixed charges	$(62,615)

For purposes of computing the ratios above, earnings consist of income before income taxes plus fixed charges. Fixed charges include interest expense and the portion of operating lease expense that represents interest.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has traded on the NASDAQ Global Select Market (formerly the NASDAQ National Market) under the symbol “EXEL” since April 11, 2000. The following table sets forth, for the periods indicated, the high and low intraday sales prices for our common stock as reported by the NASDAQ Global Select Market:

	Common Stock Price
	High	Low
Year Ended December 31, 2010
Quarter ended April 2, 2010	$7.53	$5.77
Quarter ended July 2, 2010	$7.00	$3.11
Quarter ended October 1, 2010	$4.29	$2.86
Quarter ended December 31, 2010	$9.20	$3.84
Year Ended December 30, 2011
Quarter ended April 1, 2011	$12.82	$7.10
Quarter ended July 1, 2011	$12.61	$8.03
Quarter ended September 30, 2011	$9.24	$5.45
Quarter ended December 30, 2011	$8.25	$3.94
Year Ended December 28, 2012
Quarter ended March 30, 2012	$6.57	$4.47
Quarter ended June 29, 2012	$5.59	$4.37
Quarter ending September 28, 2012 (through August 3, 2012)	$6.95	$5.51

The reported last sale price of our common stock on the NASDAQ Global Select Market on August 3, 2012, was $5.58 per share. As of August  2, 2012, there were approximately 542 stockholders of record of our common stock.

DIVIDEND POLICY

Since inception, we have not paid dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and currently do not plan to pay any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors. Our loan and security agreement with SVB restricts our ability to pay dividends and make distributions. In addition, our note purchase agreement with Deerfield restricts our ability to make distributions.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $105.6 million from the sale of the common stock in the concurrent offering of our common stock (assuming no exercise by the underwriters of the concurrent offering of common stock of their option to purchase additional shares) at an assumed public offering price of $5.58 per share and the estimated net proceeds from the issuance of $225.0 million aggregate principal amount of the notes in this offering (assuming no exercise of the underwriters’ option to purchase additional notes), in each case, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

You should read the data set forth in the table below in conjunction with (i) our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and (ii) our condensed consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2012
(In thousands, except share and per share amounts)	Actual	As Adjusted
Current portion of debt obligations under the loan and security agreement with SVB	$3,158		$3,158
Current portion of debt obligations under the Deerfield Notes	10,000		10,000

Long-term debt, less current portion:
% Convertible senior subordinated notes due 2019(1)	—
Long-term portion of debt obligations under the loan and security agreement with SVB	83,678		83,678
Long-term portion of debt obligations under the Deerfield Notes	85,862		85,862

Total long-term debt	$169,540	$

Stockholders’ equity:
Preferred stock, par value of $0.001 per share, 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—		—
Common stock, par value of $0.001 per share, 400,000,000 shares authorized; 148,794,245 shares issued and outstanding, actual, 168,794,245 shares issued and outstanding as adjusted(2)	149		169
Additional paid-in capital(1)	1,267,890
Accumulated other comprehensive income	5		5
Accumulated deficit	(1,168,995)		(1,168,995)

Total stockholders’ equity(1)	99,049

Total capitalization	$268,589	$

(1)

Amounts shown reflect the application of ASC 470-20, which requires issuers to separately account for the liability and equity components of convertible debt instruments that may be settled entirely or partially in cash. In accordance with ASC 470-20, we estimate that the $225.0 million aggregate principal amount of the notes will be recognized (and, to the extent applicable, reflected in the table above) as follows (in thousands):

Equity Component	$
Liability Component	$
Principal		$225,000
Less: debt discount	$
Net carrying amount	$

The determination of the fair values of the debt and equity components has been estimated but is subject to change based upon the completion of our analysis of non-convertible debt interest rates.

(2)	The common stock shown as issued and outstanding in the table above is based on 148,794,245 shares of common stock outstanding as of June 30, 2012, and excludes the shares of common stock reserved for issuance upon conversion of the notes, and also excludes, as of June 30, 2012: (i) 16,345,993 shares of common stock issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $7.06 per share; (ii) 1,441,215 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $6.99 per share; (iii) 907,697 shares of common stock issuable upon the vesting of outstanding restricted stock units, stock appreciation rights and performance share awards; and (iv) an aggregate of up to 14,545,996 shares of common stock reserved for future issuance under our equity incentive plans and our 401(k) retirement plan.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, which we refer to as the base indenture, to be dated as of August                     , 2012, between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the trustee, as supplemented by a supplemental indenture with respect to the notes, which we refer to as the supplemental indenture. We refer to the base indenture and the supplemental indenture, collectively, as the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

You may request a copy of the indenture and the pledge and escrow agreement from us as described under “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes, the indenture and the pledge and escrow agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the pledge and escrow agreement, including the definitions of certain terms used in the indenture and the pledge and escrow agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “Exelixis,” “we,” “our” and “us” refer only to Exelixis, Inc. and not to its subsidiaries.

General

The notes:

•	will be our general unsecured senior subordinated obligations (except to the extent described under “—Interest Escrow” below);

•	will initially be limited to an aggregate principal amount of $225,000,000 (or $258,750,000 if the underwriters exercise their option to purchase additional notes in full);

•	will bear cash interest from the date of issuance (which is scheduled for August , 2012) at an annual rate of % payable on February 15 and August 15 of each year, beginning on February 15, 2013;

•

will be subject to redemption at our option, in whole or in part, on or after August 15, 2016, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 130% of the conversion price in effect on each such trading day;

•

will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date;

•	will mature on August 15, 2019, unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at a conversion rate initially equal to shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $ per share of common stock). The conversion rate is subject to adjustment if certain events occur. See “—Conversion Rights—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.”

We will settle the conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement Upon Conversion.” You will not be entitled to receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Except for the limitation on our ability to incur any indebtedness that is subordinated or junior in right of payment to any senior indebtedness and senior in right of payment to the notes, the indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture, as it relates to the notes, will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than the restrictions described under “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Fundamental Change Permits Holders to Require Us to Purchase Notes,” “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” and “—Subordination,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event we subsequently increase our borrowings substantially or engage in a transaction that substantially increases our debt to equity ratio (each of which would be an example of a highly leveraged transaction) or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect holders of the notes.

We may, without notice to or the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, including placing a portion of the proceeds of such additional notes in an escrow account to secure any interest payments on or before August 15, 2015 for such additional notes; provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes purchased by us will be retired and no longer outstanding under the indenture.

We do not intend to list the notes on a national securities exchange or an interdealer quotation system.

The notes will not have the benefit of a sinking fund.

Except to the extent the context otherwise requires, we use the term “note” in this prospectus supplement to refer to $1,000 principal amount of notes. References in this prospectus supplement to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner and holder of such notes for all purposes.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. We will pay principal of any certificated notes at the office or agency designated by us for that purpose. We will pay interest on any certificated note by check mailed to the address of the registered holder of such note; provided, however, that we will pay interest to any holder of more than $2.0 million aggregate principal amount of certificated notes by wire transfer in immediately available funds to an account within the United States designated by such holder in a written application delivered by such person to the trustee and the paying agent not later than the record date for the relevant interest payment, which application will remain in effect until such holder notifies the trustee and paying agent, in writing, to the contrary.

We have initially designated the trustee as our paying agent and registrar and its agency as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

A holder of notes in global form may transfer its notes in accordance with the applicable procedures of the depositary and the indenture. A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion, repurchase upon a fundamental change or selected for redemption.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from the most recent date on which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, the date of initial issuance. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, any redemption date, the maturity date or any fundamental change purchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Interest Escrow

Our obligations under the notes will be secured in part until August 15, 2015 by a pledge of the escrow account described below and the assets therein pursuant to a pledge and escrow agreement. Approximately $             million, or approximately $             million if the underwriters exercise their option to purchase additional notes in full, will be deposited in the escrow account on the issue date of the notes. We will invest the funds in the escrow account in permitted securities. “Permitted securities” means noncallable direct obligations of, or noncallable obligations, the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America or money market securities issued by permitted money market funds. “Permitted money market funds” means money market funds with assets consisting of cash, securities of the U.S. government and permitted government-sponsored enterprises and privately issued money market securities that have been rated by at least one national rating agency and received the highest credit rating (currently A1 in the case of Standard & Poor’s Ratings Service and P1 in the case of Moody’s Investor Service, Inc.) from each such agency that has rated them.

The pledge and escrow agreement will provide for the grant by us to the trustee of security interests in the escrow account and the assets therein for the equal benefit of the holders of the notes. The security interests will secure the payment and performance when due of our obligations under the notes and the indenture, as provided in the pledge and escrow agreement. The ability of holders of the notes to realize upon the funds or securities in the escrow account may be subject to certain bankruptcy law limitations in the event of our bankruptcy.

The escrow account will contain an amount of permitted securities sufficient to fund, when due, the total aggregate amount of the first six scheduled semi-annual interest payments on the notes, excluding additional interest, if any. With respect to the first six scheduled interest payments, if we do not make a scheduled interest payment on the notes from a source other than the escrow account, funds will be disbursed from the escrow account to pay interest on the notes on the interest payment date for such scheduled interest payment. If at any time the escrow account contains permitted securities and/or cash sufficient to fund payments in excess of the remaining interest payments on the notes scheduled to occur on or prior to August 15, 2015, such excess permitted securities or funds may be released to us. All cash contained in the escrow account will be invested in permitted securities pending release. Upon the acceleration of the maturity of the notes or our failure to pay principal at maturity or upon redemption or required repurchase, the pledge and escrow agreement will provide for the foreclosure by the trustee upon the net proceeds of the escrow account. In the event of such a foreclosure, the proceeds of the escrow account will be applied:

•	first, to amounts owing to the trustee in respect of fees and expenses of the trustee; and

•	second, to the obligations under the notes, on a pro rata basis, based upon the aggregate principal amount of the notes then outstanding.

Our failure to pay interest on the notes within 10 business days of an interest payment date through August 15, 2015 will constitute an event of default. See “—Events of Default” below. The proceeds of the escrow agreement will not secure our obligation to issue and deliver shares of our common stock (or other reference property) upon conversion. Such proceeds, however, after deducting amounts owed to the trustee as described above, will secure our obligations to pay the principal of, and accrued and unpaid interest, if any, on, the notes in the event of any acceleration upon an event of default, including a failure to comply with our obligations to convert the notes as described under “—Events of Default.”

Once we make the first six scheduled semi-annual interest payments on the notes or at such earlier time when all of the notes have been repurchased, redeemed or converted, all of the remaining permitted securities and other funds in the escrow account, if any, will be released.

Ranking

The notes will be the general unsecured senior subordinated obligations of Exelixis, Inc. (except to the extent described under “— Interest Escrow” above) and will not be guaranteed by any of our subsidiaries. The notes will rank:

•	senior in right of payment to any existing or future subordinated indebtedness;

•	equal in right of payment to our existing and future unsecured senior indebtedness;

•	subordinate in right of payment to the Deerfield Notes (other than to the extent of the interest escrow);

•

effectively subordinate (other than to the extent of the interest escrow) to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, including amounts outstanding under our loan and security agreement with SVB and the Deerfield Notes; and

•

structurally subordinate to all existing and future indebtedness (including trade payables) of our subsidiaries, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries (to the extent of any such guarantee).

As of June 30, 2012, after giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of the net proceeds therefrom, our total consolidated indebtedness would have been $407.7 million, $182.7 million of which would have been secured indebtedness of ours.

Subordination

The payment of principal of and interest on, the redemption price or the fundamental change purchase price of, or any cash portion of our conversion obligation (if we have elected cash settlement or combination settlement) due upon conversion of, the notes will be subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all of our Senior Indebtedness, including Senior Indebtedness created, incurred, assumed or guaranteed after the date of the indenture, other than with respect to obligations of the notes that are secured by a pledge of the escrow account described above and the assets therein pursuant to the pledge and escrow agreement, solely to the extent of the assets therein and proceeds thereof.

The holders of Senior Indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of notes will be entitled to receive any payment of principal of and interest on, the redemption price or the fundamental change purchase price of, or the cash portion of our conversion obligation (if we have elected cash settlement or combination settlement) upon conversion of the notes, in the event of any distribution to our creditors:

•	in a liquidation or dissolution of us;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

•	in an assignment for the benefit of creditors;

•	in any marshaling of our assets and liabilities; or

in each case other than with respect to obligations of the notes that are secured by a pledge of the escrow account described above and the assets therein pursuant to the pledge and escrow agreement, solely to the extent of the assets therein and proceeds thereof.

We also may not make any payment or distribution to the trustee or any holder in respect of obligations with respect of the notes, and may not acquire from the trustee or any holder any notes for cash or property, if:

•	a payment default on Senior Indebtedness occurs and is continuing; or

•

any other default (a “nonpayment default”) occurs and is continuing on any series of Senior Indebtedness that permits holders of that series of Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “payment blockage notice”) from us or a representative of such holders;

provided, however, that the foregoing shall not prevent the holders of notes from receiving payments from the escrow account as and to the extent described in “—Interest Escrow”.

Accordingly, we will not be able to satisfy our obligation to pay any cash portion of our conversion obligation (if we have elected cash settlement or combination settlement) upon conversion of the notes, during any such blockage period or, except in limited instances described under “—Interest Escrow”, comply with our obligations to purchase notes upon a holder’s exercise of its option to require us to purchase the notes upon a fundamental change or comply with our obligations to redeem the notes at any redemption date. Our failure to comply with such obligations would constitute an event of default under the indenture. See “Risk Factors—Risks Related to the Notes and Our Common Stock—Except in limited circumstances, your right to receive payments on the notes is subordinated to our senior indebtedness, effectively junior to our secured indebtedness and possibly all of our future borrowings and structurally subordinated to any liabilities of our subsidiaries.”

We may and will resume payments on and distributions in respect of the notes, and may acquire them, upon the earlier of:

•	in the case of a payment default, upon the date on which such default is cured or waived; and

•

in the case of a nonpayment default, upon the earlier of (i) the date on which such default is cured or waived, (ii) 91 days after the date the Senior Indebtedness is paid in full, (iii) 179 days after the date on which the applicable payment blockage notice is received, or (iv) the date the payment blockage notice is rescinded, if the indenture otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

No new payment blockage notice may be delivered unless and until at least 365 days have elapsed since the delivery of the immediately prior payment blockage notice.

If the trustee or any holder of the notes receives any payment of any obligations with respect to the notes when the payment is prohibited by these subordination provisions, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.

We must promptly notify holders of Senior Indebtedness if payment on the notes is accelerated because of an event of default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, holders of Senior Indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. See “Risk Factors—Risks Related to the Notes and Our Common Stock—Except in limited circumstances, your right to receive payments on the notes is subordinated to our senior indebtedness, effectively junior to our secured indebtedness and possibly all of our future borrowings and structurally subordinated to any liabilities of our subsidiaries.”

We will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is senior in right of payment to the notes, other than Senior Indebtedness.

Other than as set forth in the preceding paragraph, the indenture will not limit the amount of additional indebtedness, including secured indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that our other subsidiaries can create, incur, assume or guarantee. Under certain circumstances, the amount of additional indebtedness could be substantial, and such indebtedness may be secured indebtedness.

For purposes of these subordination provisions:

“Deerfield Notes” means our secured convertible notes sold to Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. pursuant to a Note Purchase Agreement, dated as of June 2, 2010, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, supplemented or modified from time to time.

“Indebtedness” of any person means, any indebtedness of such person (excluding accrued expenses and commercial letters of credit, trade payables or similar obligations to a trade creditor accrued in the ordinary course of business), whether or not contingent, without duplication:

(1) all Obligations of such person for borrowed money (including, without limitation, any such obligations convertible into capital stock or other securities);

(2) all Obligations of such person evidenced by bonds, debentures, notes or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(3) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed;

(4) all Guarantees by such person of Indebtedness of others;

(5) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty;

(6) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances; and

(7) representing any Hedging Obligations.

The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Guarantee” of or by any person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) commodity swap agreements, commodity cap agreements, commodity collar agreements, foreign exchange contracts, currency swap agreements or any other agreements or arrangements designed to protect such person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Obligations” means any principal, interest, penalties, fees, premiums, make whole amounts, indemnifications, reimbursements, damages and other costs, expenses and liabilities payable under the documentation governing any Indebtedness.

“Senior Indebtedness” means all our Indebtedness outstanding from time to time under the Deerfield Notes and all obligations with respect to any of the foregoing.

Optional Redemption

Prior to August 15, 2016, the notes will not be redeemable. Beginning August 15, 2016, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” in cash at the redemption price, provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Any notes redeemed by us will be paid for in cash.

We will give notice of redemption not more than 90 calendar days but not less than 70 calendar days prior to the redemption date to each record holder of notes to be redeemed at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption upon satisfaction of the requirements therefor set forth in the indenture, and the conversion rate then in effect; and

•	the time at which your right to convert the notes called for redemption will expire, which will be the close of business on the second scheduled trading day immediately preceding the redemption date.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers reasonable, fair and appropriate in accordance with DTC’s procedures. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

If notes are redeemed on a date that is after a regular record date for the payment of interest and prior to the corresponding interest payment date, we will not pay accrued interest to the holder of notes being redeemed, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date.

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the open of business 15 days before the mailing of a notice for redemption of notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the applicable redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding May 15, 2019, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Notice of Redemption” and “—Conversion Upon Specified Corporate Events.” On or after May 15, 2019, unless we have previously redeemed or purchased the notes, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date irrespective of the foregoing conditions.

The conversion rate will initially equal              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $         per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “—Settlement Upon Conversion”) calculated on a proportionate basis for each trading day in a 50 trading day cash settlement averaging period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert less than the entire principal amount of its notes so long as the principal amount of each note that remains outstanding that is not converted in full equals $1,000 or an integral multiple of $1,000 in excess thereof.

If a holder of notes has submitted notes for purchase by us upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase notice.

Upon conversion of a note, you will not receive any separate cash payment for accrued and unpaid interest thereon, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described under “—Settlement Upon Conversion.” Our payment or delivery, as the case may be, to you of the amount of cash, number of shares of our common stock or the combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, as the case may be, into which your note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, on the note, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of a note into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion thereof, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into an amount of cash and a number of shares of our common stock, if any, under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding May 15, 2019, holders may surrender their notes for conversion during any fiscal quarter commencing after September 30, 2012 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and last ask prices for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. The “last reported sale price” will be determined without reference to after hours trading or any other trading outside of the regular trading session. Any such determination will be conclusive absent manifest error.

“Trading day” means a scheduled trading day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded and (ii) there is no market disruption event. If our common stock is not so listed or traded, “trading day” means a “business day.”

“Market disruption event” means, if our common stock is listed for trading on The NASDAQ Global Select Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding May 15, 2019, a holder of notes may surrender all or a portion of its notes for conversion during the five business day period after any five consecutive trading day period, which we refer to as the measurement period, in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error. If (i) we do not so instruct the bid solicitation agent to obtain bids when required, or the bid solicitation agent fails to solicit bids when required, (ii) we are acting as bid solicitation agent and we fail to obtain bids when so required or (iii) the trading price is otherwise not determined as required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we or it fails to do so. We will be the initial bid solicitation agent.

The bid solicitation agent (if other than us) shall have no obligation to solicit secondary market bid quotations for the notes unless we have requested it to do so; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall, or shall instruct the bid solicitation agent to (if the bid solicitation agent is other than us), determine the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent in writing (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent in writing (if other than the trustee).

Conversion Upon Notice of Redemption

If we call the notes for redemption prior to the close of business on the business day immediately preceding May 15, 2019, holders may convert their notes at any time prior to the close of business on the second scheduled trading day prior to the redemption date, after which time the holder’s right to convert will expire (unless we default in the payment of the redemption price, in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for).

Conversion Upon Specified Corporate Events

Certain Distributions

If we elect to:

•

issue to all or substantially all holders of our common stock rights, options or warrants entitling them for a period of not more than 50 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution;

we must notify the holders of the notes at least 55 scheduled trading days prior to the ex-dividend date (as defined herein) for such issuance or distribution. Holders may surrender their notes for conversion at any time during the period beginning on the 55th scheduled trading day immediately prior to the ex-dividend date for such issuance or distribution and ending on the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding such ex-dividend date or (ii) our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. A holder may not convert any of its notes based on this conversion contingency if we provide that holders of the notes shall participate, at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in the relevant transaction described above without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If (i) a transaction or event that constitutes a “make-whole fundamental change” (as defined under “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”) occurs or (ii) we are a party to (a) a consolidation, merger or binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of our assets, the notes may be surrendered for conversion at any time from or after the date which is 20 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until the close of business, (i) if such transaction or event is a fundamental change, on the business day immediately preceding the related fundamental change purchase date and (ii) otherwise, on the 35th business day immediately following the effective date of such transaction or event. We will notify holders and the trustee of such a transaction:

•	as promptly as practicable following the date we publicly announce such transaction but in no event less than 20 scheduled trading days prior to the anticipated effective date of such transaction; or

•

if we do not have knowledge of such transaction at least 20 scheduled trading days prior to the anticipated effective date of such transaction, within two business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or After May 15, 2019

On or after May 15, 2019, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We refer to the date you comply with the relevant procedures for conversion described above and any other procedures for conversion set forth in the indenture as the “conversion date.”

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture, except to the extent that a portion of the holder’s note is not subject to such fundamental change purchase notice.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash, which we refer to as cash settlement, shares of our common stock, which we refer to as physical settlement, or a combination of cash and shares of our common stock, which we refer to as combination settlement, as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after May 15, 2019 and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to the close of business on the second scheduled trading day preceding the related redemption date will be settled using the same settlement method. Except for any conversions occurring on or after May 15, 2019 and any conversions that occur after our issuance of a notice of redemption but prior to the close of business on the second scheduled trading day preceding the related redemption date, we will use the same settlement method for all conversions occurring on the same conversion date, but, unless we have made an irrevocable election to use combination settlement as described above, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting, through the trustee, of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions occurring (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the close of business on the second scheduled trading day preceding the related redemption date, in such notice of redemption or (ii) on or after May 15, 2019, no later than May 29, 2019 (which is the 55th scheduled trading day preceding the maturity date). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be deemed equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

Prior to May 29, 2019 (which is the 55th scheduled trading day preceding the maturity date), we will have the right to irrevocably elect combination settlement with a specified dollar amount equal to $1,000 by delivering written notice to all holders of the notes, the trustee and the conversion agent and issuing a press release containing the relevant information and make such information available on our website. Following such irrevocable election, we will not have the right to change the settlement method.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder a number of shares of common stock equal to the product of (i) the aggregate principal amount of notes to be converted, divided by $1,000 and (ii) the applicable conversion rate;

•

if we elect cash settlement, we will deliver to the converting holder, in respect of each $1,000 principal amount of notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 50 consecutive trading days during the related cash settlement averaging period; and

•

if we elect combination settlement, we will deliver to the converting holder, in respect of each $1,000 principal amount of notes being converted, a “settlement amount” equal to the sum of the daily settlement amounts for each of the 50 consecutive trading days during the cash settlement averaging period.

The “daily settlement amount,” for any of the 50 consecutive trading days during a cash settlement averaging period, shall consist of:

•

cash equal to the lesser of (i) the amount of cash specified, or deemed specified, in the notice indicating our chosen settlement method (the “specified dollar amount”) divided by 50 (such quotient being referred to as the “daily specified dollar amount”) and (ii) the daily conversion value for such trading day; and

•

if the daily conversion value exceeds the daily specified dollar amount, a number of shares of common stock equal to (i) the difference between the daily conversion value and the daily specified dollar amount, divided by (ii) the daily VWAP for such trading day.

“Daily conversion value” means, for any of the 50 consecutive trading days during a cash settlement averaging period, one-fiftieth (  1/50th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP on such trading day.

“Daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EXEL.Q<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Cash settlement averaging period” with respect to any note means the 50 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date; provided that,

•

for any note having a conversion date occurring during the period beginning on, and including, May 29, 2019 (which is the 55th scheduled trading day preceding the maturity date), and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately prior to the maturity date, the “cash settlement averaging period” means the 50 consecutive trading days beginning on, and including, the 52nd scheduled trading day prior to the maturity date or, if such day is not a trading day, the immediately following trading day; and

•

for any note having a conversion date on or after the date we have delivered a notice of redemption as described under “—Optional Redemption” above, the “cash settlement averaging period” means the 50 consecutive trading days beginning on, and including, the 52nd scheduled trading day prior to the redemption date or, if such day is not a trading day, the immediately following trading day.

For the purposes of determining amounts due upon conversion only, “trading day” means a scheduled trading day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the principal United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the consideration due in respect of conversion (i) no later than the third business day immediately following the relevant conversion date if we elect physical settlement; provided that for all such conversions occurring on or after the 55th scheduled trading day immediately preceding the maturity date, we will deliver our conversion obligation on the maturity date and, (ii) except to the extent otherwise provided under “—Adjustment to Conversion Rate Upon Conversion in Connection

with a Make-Whole Fundamental Change,” no later than the third business day immediately following the last trading day of the relevant cash settlement averaging period, in the case of any other settlement method (and delivery on such third business day shall be deemed timely and shall not result in any default under the notes even if such business day occurs after the maturity date of the notes).

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion (i) based on the daily VWAP of the common stock on the relevant conversion date or, if such conversion date is not a trading day, the immediately preceding trading day (if we elect physical settlement), or (ii) based on the daily VWAP on the last trading day of the relevant cash settlement averaging period (in the case of any other method). We will calculate the whole number of shares and the amount of any fractional share due upon conversion of a note based on the entire principal amount of such note that is converted.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion at the close of business on the conversion date; provided, however, that, except to the extent provided below under “—Conversion Rate Adjustments,” the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (if we elect physical settlement) or the last trading day of the applicable cash settlement averaging period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held, in respect of each $1,000 principal amount of notes, a number of shares of common stock equal to the applicable conversion rate.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 X	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 50 calendar days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 X	OS1 + X
OS1 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered upon the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For purposes of this clause (2) and for purposes of the provisions set forth above under “—Conversion Upon Specified Corporate Events,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at a price per share less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions (including share splits), rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

•

except as otherwise described below pursuant to which an adjustment is made to the conversion rate pursuant to this clause (3), rights issued pursuant to any stockholders rights plan of ours then in effect provided that such rights plan provides for the issuance of such rights with respect to common stock issued upon conversion of the notes; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 X	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the 5 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any subsidiary or other business unit of ours, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a United States national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 X	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “Conversion Upon Satisfaction of Sale Price Condition” as if reference therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined immediately after the close of business on the last day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such cash settlement averaging period. In respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date. If any dividend or distribution that constitutes a spin-off is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividends or distributions, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 X	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution. Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividends or distributions, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR1 = CR0 X	AC + (SP1 x OS1)
OS0 x SP 1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the trading day next succeeding the expiration date;

CR1 = the conversion rate in effect immediately after the close of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the last day of the averaging period but will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such cash settlement averaging period. In respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

If a holder converts a note when physical settlement is applicable to such note and any conversion rate adjustment described above has become effective on or prior to the applicable conversion date, but the holder will be entitled to participate in the event giving rise to such adjustment on account of the shares it receives upon conversion of such note, then, notwithstanding anything to the contrary herein, we will calculate our conversion obligation to such holder as if such conversion rate adjustment had not been required under the indenture (and treat such holder as entitled to participate in such event on account of the shares it receives upon conversion of such note).

Notwithstanding anything to the contrary herein, if a holder converts a note when combination settlement is applicable to such note and the daily settlement amount for any trading day during the cash settlement averaging period applicable to such note:

•	is calculated based on a conversion rate adjusted on account of any event described in clauses (1) through (5) above; and

•	includes any shares of our common stock that, but for this provision, would entitle their holder to participate in such event;

then, although we will otherwise treat such holder as the holder of record of such shares of our common stock on the last trading day of such cash settlement averaging period, we will not permit such holder to participate in such event on account of such shares of our common stock.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, except to the extent of any readjustment to the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split, share combination or readjustment).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

To the extent permitted by applicable law and subject to compliance with the listing standards of The Nasdaq Global Select Market, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors, or a committee thereof, determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. income tax treatment of an adjustment to the conversion rate, see “Material United States Federal Income Tax Considerations.”

We do not currently have a rights plan in effect. If you convert a note, to the extent that we have a rights plan in effect, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such shares, unless prior to such conversion date or trading day, as the case may be, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by our board of directors, or a committee thereof, or otherwise;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest, if any; or

•	for an event otherwise requiring an adjustment, as described herein, if such event is not consummated.

In addition, before taking any action which would cause an adjustment to the conversion rate such that the conversion price would be reduced below the then par value, if any, of the shares of common stock issuable upon conversion of the notes, we will take all corporate action which may, in the opinion of counsel, be necessary so that we may validly and legally issue shares of such common stock at such adjusted conversion rate.

Notwithstanding anything to the contrary herein, except on and after the first trading day of any cash settlement averaging period with respect to a note and on or prior to the last trading day of such cash settlement averaging period, we will not be required to adjust the conversion rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the effective date for any make-whole fundamental change and (ii) in the case of any note to which physical settlement applies, upon the conversion date, and in the case of a note to which cash or a combination settlement applies, on the first trading day of the applicable cash settlement averaging period. In addition, we shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied.

Adjustments to the applicable conversion rate will be calculated to the nearest   1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•

any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to (1) above under “—Conversion Rights —Conversion Rate Adjustments”);

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any statutory share exchange;

and, in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid and delivered, as the case may be upon conversion of the notes, as described above under “—Conversion Rights —Settlement Upon Conversion,” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Conversion Rights —Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Conversion Rights —Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and type of reference property that a holder of one or more shares would have been entitled to receive in such transaction (and into which the notes will be convertible) will be deemed to be based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs or any function thereof, including the number of shares that would be deliverable, over a span of multiple days (including during a cash settlement averaging period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs or functions thereof, including the number of shares that would be deliverable, are to be calculated.

Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change

If an event occurs that (i) is a fundamental change (as defined below and determined after giving effect to any exceptions, exclusions and provisos to such definition) or (ii) would be a fundamental change, but for the proviso in clause (2) of the definition thereof (any such event, a “make-whole fundamental change”), and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock, which we refer to as the additional shares, as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the close of business on the business day immediately prior to the related fundamental change purchase date, or, if such make-whole fundamental change is not also a fundamental change, the 35th business day immediately following the effective date for such make-whole fundamental change.

Upon surrender of notes for conversion in connection with a fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement as described under “—Conversion Rights—Settlement Upon Conversion.” Notwithstanding anything to the contrary herein, if the consideration paid for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount per $1,000 principal amount of converted notes equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. Otherwise, we will settle any conversion of notes following the effective date of a make-whole fundamental change as described above under “—Conversion Rights—Settlement Upon Conversion.” We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, which we refer to as the effective date, and the price, which we refer to as the stock price, paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise required to be adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate is required to be adjusted as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which we will increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change having the stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
August , 2012
August 15, 2013
August 15, 2014
August 15, 2015
August 15, 2016
August 15, 2017
August 15, 2018
August 15, 2019

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $         per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; or

•

if the stock price is less than $         per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased on account of a make-whole fundamental change to exceed             shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate is required to be adjusted as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles including principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion thereof such that the principal amount that remains outstanding of each note that is not purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof. The price we are required to pay, which we refer to as the fundamental change purchase price, will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or we otherwise become aware, that such person or group has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all classes of shares of capital stock entitled to vote generally in the election of our board of directors;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, cash, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, or exchanged for, cash, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of our capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the right to exercise more than 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation or transferee or the parent thereof entitled to vote generally in elections of directors of such person immediately after such transaction in substantially the same proportions (relative to each other and with respect to the securities received in such transaction) as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock underlying the notes) ceases to be listed on The NASDAQ Global Select Market, the NASDAQ Global Market or The New York Stock Exchange (or any of their respective successors);

provided, however, that in the case of a transaction or event described in clause (1) or (2) above, if at least 90% of the consideration received or to be received by holders of the common stock (excluding cash payments for fractional shares or pursuant to dissenters’ rights) in the transaction or transactions that would otherwise constitute a “fundamental change” consists of shares of common stock that are traded on The NASDAQ Global Select Market, the NASDAQ Global Market or The New York Stock Exchange (or any of their respective successors) or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a fundamental change under clause (1) or (2) of the definition thereof and as a result of such transaction or transactions, the notes become convertible into or based on such consideration received or to be received by holders of the common stock, excluding cash payments for fractional shares or pursuant to dissenters’ rights

(subject to settlement in accordance with the provisions of “—Conversion Rights—Settlement Upon Conversion,” “—Conversion Rights—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”), such event shall not be a “fundamental change” and, for the avoidance of doubt, an event that is not considered a fundamental change pursuant to this proviso shall not be a fundamental change solely because such event could also be described by clause (1) or (2) above.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	if applicable, the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver, on or before the second business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent if the notes are certificated. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•

the portion of the principal amount of notes to be purchased, which must be such that the principal amount that remains outstanding of each note that is not to be purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global notes.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•

the principal amount, if any, of each note that remains subject to the purchase notice, which must be such that the principal amount not to be purchased equals $1,000 or an integral multiple of $1,000 in excess thereof.

If the notes are not in certificated form, you must comply with DTC’s procedures to withdraw tendered interests in global notes.

We will be required to purchase the notes on the fundamental change purchase date, subject to extensions to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of (i) the fundamental change purchase date or (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	comply with any other U.S. federal or state securities laws applicable to us in connection with such repurchase offer.

No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, the subordination provisions of the indenture may prohibit us from paying the fundamental change purchase price as described above under “—Subordination.” Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and to this Offering—We may not have the ability to raise the funds necessary to repay the principal amount of the notes at maturity, settle conversions of the notes in cash or purchase the notes upon the occurrence of a “fundamental change,” and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have incurred in the past, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The following description replaces the description set forth under “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus in its entirety.

The indenture will provide that we will not consolidate with or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise, every right and power of ours under the indenture.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above. Furthermore, there is no precise, established definition of the phrase “all or substantially all” of our properties and assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above (or under “—Conversion Rights—Conversion Rate Adjustments”, “—Recapitalizations, Reclassifications and Changes of Our Common Stock”, “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” or “—Fundamental Change Permits Holders to Require Us to Purchase Notes”) would apply to a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets.

Events of Default

The following description replaces the description set forth under “Description of Debt Securities—Events of Default Under the Indenture” in the accompanying prospectus in its entirety.

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable, whether or not prohibited by the subordination provisions of the indenture, and the default continues (x) for any interest payment date through and including August 15, 2015 for a period of 10 business days, or (y) for any interest payment date after August 15, 2015 for a period of 30 days;

(2)	default in the payment of principal of any note (including the fundamental change purchase price) when due and payable on the maturity date, upon required repurchase, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

(3)	failure by us to pay the redemption price of any note on any redemption date;

(4)	failure by us to comply with our obligation to convert the notes into cash, common stock or a combination of cash and common stock, as applicable, in accordance with the indenture upon exercise of a holder’s conversion right, whether or not any cash payment due upon conversion is prohibited by the subordination provisions of the indenture and such failure continues for three scheduled trading days;

(5)	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets” above;

(6)	failure by us to issue a notice in accordance with the provisions of “—Fundamental Change Permits Holders to Require Us to Purchase Notes” or “—Conversion Rights—Conversion Upon Specified Corporate Events” above for a period of five days after such notice becomes due in accordance with the terms of the indenture;

(7)	failure by us for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding (a copy of which notice, if given by holders, must also be given to the trustee) has been received by us to comply with any of our agreements contained in the notes or the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically provided for or which does not apply to the notes), which notice shall state that it is a “Notice of Default” under the indenture;

(8)	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $20.0 million in the aggregate of us and/or any such subsidiary, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable, and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days, or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and such defaulted payment shall not have been made, waived or extended within 30 days;

(9)	the failure by us or any of our significant subsidiaries to pay any final judgment entered by a court or courts of competent jurisdiction in excess of $20.0 million (excluding any amounts covered by insurance), which judgment is not paid, discharged, stayed, vacated or otherwise satisfied within 45 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(10)	the pledge and escrow agreement ceases to be in full force and effect or enforceable prior to its expiration in accordance with its terms; or

(11)	certain events of bankruptcy, insolvency, or reorganization of us or any significant subsidiary of ours.

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined under Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25.0 million.

If an event of default other than an event of default arising under clause (11) above with respect to us occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of then outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then outstanding notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In addition, upon an event of default arising under clause (11) above with respect to us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under clause (7) above relating to our failure to comply with our obligations as set forth under “—Reports” below will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of notes outstanding for each day during the 180-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and (ii) 0.50% per annum of the principal amount of notes outstanding for each day during the 185-day period beginning on, and including, the 181st day on which such an event of default is continuing (and neither waived nor cured). If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 366th day after the date on which such event of default first occurred (if such event of default has not been cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be subject to acceleration upon an event of default with regard thereto as provided above. With regard to any violation specified in this paragraph, no additional interest shall accrue, and no right to declare the principal or other amounts due and payable in respect of the notes shall exist, after such violation has been cured. In no event will additional interest payable pursuant to the foregoing election accrue at a rate per year in excess of the applicable rate specified in this paragraph pursuant to the indenture, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to this paragraph.

In order to elect to pay the additional interest as the sole remedy during the 365-day period after the first occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent in writing of such election prior to the beginning of such 365-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. In addition, except to enforce the right to receive payment of the principal of, or interest on, or fundamental change purchase price with respect to, its notes when due, or the right to receive payment or delivery, as the case may be, of the consideration due upon conversion of its notes, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

However, each holder shall have the right, which is absolute and unconditional, to receive the principal of, interest on, fundamental change purchase price with respect to, and any amounts due upon conversion of its notes and to institute suit for the enforcement of any such payment or delivery, as the case may be, and such rights shall not be impaired without the consent of such holder. In addition, subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that, in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will receive indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default occurs and is continuing and is known to the trustee, the trustee must transmit notice of the default to each holder within 90 days after it occurs. Except in the case of a default in the payment of principal of (including the fundamental change purchase price or redemption price with respect to) or interest on any note or a default in the payment or delivery, as the case may be, of the consideration due upon conversion, the trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate, stating whether or not to the knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture (without regard to any period of grace or requirement of notice provided under the indenture)

and, if we are in default, specifying all such defaults and the nature and the status thereof of which they may have knowledge. We also are required to deliver to the trustee, as soon as possible, and in any event within 30 days after we become aware of the occurrence of any default or event of default, an officers’ certificate setting forth such defaults or events of default, as applicable, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

The following description replaces the description set forth under “Description of Debt Securities—Modification of Indenture; Waiver” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority of the principal amount of then outstanding notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the principal amount of then outstanding notes (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of a then outstanding note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of notes outstanding necessary to waive any past default or event of default;

(2)	reduce the rate of interest on any note or change the time for payment of interest on any note;

(3)	reduce the principal of any note or change the maturity date of any note;

(4)	change the place or currency of payment on any note;

(5)	make any change that impairs or adversely affects the conversion rights of any note;

(6)	reduce the redemption price or fundamental change purchase price of any note or amend or modify in any manner adverse to the rights of the holders of the notes our obligation to pay the redemption price or fundamental change purchase price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7)	impair the right of any holder to receive payment of principal of and interest, if any, on, its notes, or the right to receive payment or delivery, as the case may be, of the consideration due upon conversion of its notes on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery, as the case may be, with respect to such holder’s notes;

(8)	change the ranking of the notes in any manner adverse to holders;

(9)	make any change in the provisions described in this “Modification and Amendment” section or in the waiver provisions of the indenture that requires each holder’s consent to modify and amend or to waive; or

(10)	make any change in the subordination provisions of the indenture or the pledge and escrow agreement related to the pledged permitted securities, in each case if such change would adversely affect the rights of the holders.

Without the consent of any holder of the notes, we and the trustee may amend the indenture or the notes:

(1)	to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes, including to eliminate any conflict with the terms of the Trust Indenture Act as evidenced in an officers’ certificate;

(2)	to conform the terms of the indenture or the notes to the description in the preliminary prospectus supplement, as supplemented by the issuer free writing prospectus term sheet relating to the offering of the notes;

(3)	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture;

(4)	provide for the conversion of the notes into reference property and effect any other changes to the terms of the notes required under the indenture in connection therewith;

(5)	to add guarantees with respect to the notes;

(6)	to secure the notes;

(7)	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

(8)	to make any other change that does not adversely affect the rights of any holder of the notes (other than any holder that consents to such change);

(9)	to evidence and provide for the acceptance of appointment of a successor trustee;

(10)	to comply with the applicable procedures of the depositary; or

(11)	to comply with any requirements of the Securities and Exchange Commission, which we refer to as the SEC, in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

The following description replaces the description set forth under “Description of Debt Securities—Discharge” in the accompanying prospectus in its entirety.

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the maturity date, any redemption date, any fundamental change purchase date, upon conversion or otherwise, cash, shares of our common stock, or cash and shares of our common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes and the indenture, and none of the trustee, conversion agent, registrar, bid solicitation agent or paying agent (in each case, if different from the company) shall have any responsibility for making such calculations, for determining amounts to be paid or for monitoring stock price, or be charged with any knowledge of or have any duties to monitor any measurement period. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, the daily VWAP, daily conversion value, daily settlement amount and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will require us to file with the trustee, within 15 days after we are required to file the same with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the quarterly and annual reports (on Form 10-K or Form 10-Q or any successor form) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purposes of this covenant at the time of such filing through the EDGAR system (or such successor thereto). The trustee shall have no responsibility whatsoever to determine if such filings have been made.

If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee and the holders of the notes with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements.

Delivery of any such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder.

Trustee

Wells Fargo Bank, National Association will be the trustee, registrar, paying agent and conversion agent. Wells Fargo Bank, National Association in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The trustee or its affiliates provide and may in the future provide other services to us or our affiliates in the ordinary course of their business.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect of or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without regards to conflicts of law principles thereof.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC, which will serve as the initial securities depositary, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described below. We may not issue the notes in bearer form.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal of and interest with respect to, and the redemption price of, the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, fully-registered certificated form will be issued and delivered to each person that the depositary identifies as a beneficial owner of the related notes only if:

•

the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global note and we do not appoint another institution to act as depositary within 90 days; or

•

an event of default has occurred with regard to the notes represented by the relevant global note, such event of default has not been cured or waived and a beneficial owner of the global note requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Deerfield Facility

General.

On June 2, 2010, we entered into a note purchase agreement with Deerfield, pursuant to which, on July 1, 2010, we sold to Deerfield an aggregate of $124.0 million initial principal amount of the Deerfield Notes, for an aggregate purchase price of $80.0 million, less closing fees and expenses of approximately $2.0 million.

Interest Rate, Prepayments and Amortization.

The outstanding principal amount of the Deerfield Notes bears interest in the annual amount of $6.0 million, payable quarterly in arrears. The Deerfield Notes mature on July 2, 2015. We will be required to make mandatory prepayments on the Deerfield Notes on an annual basis in 2013, 2014 and 2015 equal to 15% of certain payments from our collaborative arrangements received during the prior fiscal year, subject to a maximum annual prepayment amount of $27.5 million and, for payments due in January 2013 and 2014, a minimum prepayment amount of $10.0 million. We may also prepay all or a portion (not less than $5.0 million) of the principal amount of the Deerfield Notes at an optional prepayment price based on a discounted principal amount (during the first three years of the term, subject to a prepayment premium) determined as of the date of prepayment, plus accrued and unpaid interest, plus in the case of a prepayment of the full principal amount of the Deerfield Notes (other than prepayments upon the occurrence of specified transactions relating to a change of control or a substantial sale of assets), all accrued interest that would have accrued between the date of such prepayment and the next anniversary of the note purchase agreement. Upon certain changes of control of our company, a sale or transfer of assets in one transaction or a series of related transactions for a purchase price of more than $400 million or a sale or transfer of more than 50% of our assets, Deerfield may require us to prepay the Deerfield Notes at the optional prepayment price, plus accrued and unpaid interest and any other accrued and reimbursable expenses, or the Put Price. Upon an event of default, Deerfield may declare all or a portion of the Put Price to be immediately due and payable. Contingent upon the closing of this offering, we have agreed with Deerfield to amend the terms of the Deerfield Notes to (i) permit the issuance by us of the notes in exchange for a consent fee of $1.5 million, (ii) provide that the optional prepayment amount for any prepayment of the Deerfield Notes on or prior to July 2, 2013 would be determined as if such prepayment occurred as of July 3, 2013, and (iii) provide that we may not exercise our right to pay any optional prepayment amount in shares of our common stock prior to July 3, 2013.

Alternative Payment Option.

In lieu of making any optional or mandatory prepayment in cash, subject to certain limitations (including a cap on the number of shares issuable under the note purchase agreement), we have the right to convert all or a portion of the principal amount of the Deerfield Notes into, or satisfy all or any portion of the optional prepayment amounts or mandatory prepayment amounts (other than the first $10.0 million of mandatory prepayments required in 2013 and 2014) with shares of our common stock. Additionally, in lieu of making any payment of accrued and unpaid interest in respect of the Deerfield Notes in cash, subject to certain limitations, we may elect to satisfy any such payment with shares of our common stock. The number of shares of our common stock issuable upon conversion or in settlement of principal and interest obligations will be based upon the discounted trading price of our common stock over a specified trading period.

Security.

Our obligations under the Deerfield Notes are secured, subject to customary permitted liens and other agreed upon exceptions, by substantially all of our assets except intellectual property.

Other Terms.

The note purchase agreement contains customary representations and warranties and covenants made by us, including, among other things, restrictions on the incurrence of additional indebtedness, liens, investments, changes of control, dispositions, prepayment of other indebtedness, redemption or repurchase of subordinated indebtedness, dividends and other distributions. The note purchase agreement also includes customary events of default, including cross defaults on our material indebtedness. Our failure to maintain cash and cash equivalents as of December 28, 2012 of at least $20.0 million will also result in an event of default.

Loan and Security Agreement with Silicon Valley Bank

General.

On May 22, 2002, we entered into a loan and security agreement with SVB for an equipment line of credit, on December 21, 2004, December 21, 2006 and December 21, 2007 we amended the loan and security agreement to provide for additional equipment lines of credit and on June 2, 2010, we amended the loan and security agreement to provide for a new seven-year term loan in the amount of $80.0 million. In accordance with the terms of the loan and security agreement, we are required to maintain an amount equal to at least 100%, but not to exceed 107%, of the outstanding principal balance of the term loan and all equipment lines of credit under the loan and security agreement on deposit in certain accounts with SVB and certain other designated financial institutions.

Interest Rate, Prepayments and Amortization.

The principal amount outstanding under the term loan accrues interest at 1.0% per annum, which interest is due and payable monthly. The principal amount outstanding under the equipment lines of credit accrue interest, depending on the line of credit, at SVB’s prime rate per annum, 0.70% per annum, 0.75% per annum or 0.85% per annum (as applicable), which interest is due and payable monthly. We are required to repay the term loan in one balloon principal payment, representing 100% of the principal balance and accrued and unpaid interest, on May 31, 2017. We are required to repay any advances under an equipment line of credit in 48 equal monthly payments of principal and interest. We have the option to prepay all, but not less than all, of the amounts advanced under the term loan, provided that we pay all unpaid accrued interest thereon that is due through the date of such prepayment and the interest on the entire principal balance of the term loan that would otherwise have been paid after such prepayment date until the maturity date of the term loan. We have the option prepay without penalty any advance under an equipment line of credit other than advances under a single equipment line of credit, which has a 1.0% prepayment penalty, provided that we pay all unpaid accrued interest thereon that is due through the date of such prepayment.

Security.

Our obligations under the loan and security agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by the deposits and investments maintained in certain accounts with SVB and certain designated financial institutions.

Other Terms.

The loan and security agreement contains customary representations and warranties and covenants made by us, including, among other things, restrictions on liens, investments, changes of control, capital expenditures, redemption or repurchase of subordinated indebtedness, dividends and other distributions. The note purchase agreement also includes customary events of default, including cross defaults on our material indebtedness and an event of default upon a material adverse change.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering of notes, we are offering 20,000,000 shares of our common stock (or a total of 23,000,000 shares if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares) pursuant to a separate prospectus supplement.

Based on an assumed offering price to the public of $5.58 per share, we expect to raise approximately $105.6 million in net proceeds from the common stock offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters of the concurrent stock offering exercise in full their option to purchase additional shares, we estimate that the net proceeds to us will be approximately $121.5 million, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. See “Use of Proceeds” in this prospectus supplement. The notes offering is not contingent upon the common stock offering, and the common stock offering is not contingent upon this notes offering. We cannot assure you that either or both of the offerings will be completed.

This description and the other information in this prospectus supplement regarding the concurrent common stock offering is included in this prospectus supplement for informational purposes only. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the common stock offered in the common stock offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes and of the ownership and disposition of common stock received upon a conversion of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion only applies to initial holders of notes who purchase notes for money at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion assumes that each holder holds the notes and common stock received upon a conversion of the notes as a capital asset.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in stock and securities or foreign currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons holding notes or common stock as part of a hedge, straddle, conversion or other integrated or risk reduction transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	S corporations;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•

persons that own, or are deemed to beneficially own, more than 5% of the fair market value of the notes or more than 5% of our common stock or persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of our common stock;

•	persons subject to the alternative minimum tax; or

•	certain former citizens or former long-term residents of the United States.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary does not address federal tax consequences other than income tax consequences or any state, local or foreign tax consequences. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. We have not sought, nor will we seek, any rulings from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

Prospective investors should consult their own independent tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws and any applicable tax treaty.

U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of a note or common stock who or that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, it has elected to continue to be treated as a U.S. person.

Interest

It is expected, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. Accordingly, the value of any interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury regulations, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Contingent Payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest and principal payable on the notes (see, for instance, “Description of the Notes—Events of Default”), which may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” Although the matter is not free from doubt, we believe that the likelihood of making such payments are remote or incidental and that such payments should not cause the notes to be treated as contingent payment debt instruments. Our position that the notes are not contingent payment debt instruments is binding on each U.S. Holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of the possibility of such payments, U.S. Holders might, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain.

Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note (other than a conversion solely into common stock, as described in “—Conversion of the Notes Solely for Common Stock” below, or conversion into cash and common stock, as described in “—Conversion of the Notes for Cash and Common Stock” below) or a conversion of a note solely into cash, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary income if not previously included in income) and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions” below. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at preferential long-term capital gain rates. A U.S. Holder’s ability to deduct capital losses may be limited.

Conversion of the Notes Solely for Common Stock

If a U.S. Holder receives solely common stock upon conversion of a note such U.S. Holder would not recognize any income, gain or loss upon such conversion, except with respect to any cash received in lieu of a fractional share of stock (which will be treated as if such fractional share had been received then sold and the sale treated as described under “—Sale, Exchange or Other Disposition of Common Stock”) and with respect to any common stock attributable to accrued interest (which will be treated as described under “—Interest” above). A U.S. Holder’s tax basis in the common stock received upon conversion (other than common stock attributable to accrued interest, but including any fractional share) generally would equal such holder’s tax basis in the note converted, and the U.S. Holder’s holding period for such common stock generally would include the period during which the U.S. Holder held the note. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received, and the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Conversion of the Notes for Cash and Common Stock

If a U.S. Holder receives a combination of common stock and cash upon conversion of a note, the treatment of the U.S. Holder is unclear and will depend on whether the conversion is treated as a recapitalization for U.S. federal income tax purposes, which will be the case if the notes are treated as “securities” within the meaning of section 354 of the Internal Revenue Code and certain other requirements are satisfied. If the conversion is treated as a recapitalization for U.S. federal income tax purposes, a U.S. Holder generally would not recognize loss, but would recognize gain, if any, on a note so converted, in an amount equal to the lesser of (i) the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Interest” above) minus the holder’s adjusted tax basis in the notes converted and (ii) the amount of cash received (other than cash attributable to accrued interest or cash received in lieu of a fractional share). Such gain generally would be capital gain and would be long-term capital gain if the note has been held for more than one year at the time of the conversion. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the note that is allocable to the fractional share. A U.S. Holder’s tax basis in a fractional share would be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. The U.S. Holder’s aggregate tax basis in the common stock received (other than stock received with respect to accrued interest but including any basis allocable to a fractional share) would equal the holder’s adjusted tax basis in the note converted, increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share). The U.S. Holder’s holding period for shares of common stock (other than common stock received with respect to accrued interest) would include the period during which the holder held such note. A U.S. Holder’s tax basis in any common stock received with respect to accrued interest would equal the fair market value of the stock received, and the holding period for such common stock would begin on the day following the date of receipt.

An alternative characterization would treat the transaction as consisting of a nontaxable conversion of a portion of each note into common stock (other than common stock attributable to accrued interest) and a taxable redemption of the remaining portion of each note for cash. In that event, a U.S. Holder would not recognize any income, gain or loss with respect to the portion of the notes treated as converted into common stock, except with respect to any cash received in lieu of a fractional share of stock (which would be treated as described in the previous paragraph) or any common stock attributable to accrued interest (which will be treated as described under “—Interest” above). A U.S. Holder’s tax basis in the stock received upon conversion (other than common stock attributable to accrued interest) generally would equal the portion of such holder’s tax basis in the note allocable to the portion of the note treated as converted, and the U.S. Holder’s holding period for such common stock generally would include the period during which the U.S. Holder held the note. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received, and the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. A U.S. Holder would generally recognize gain or loss in respect of the portion of the note treated as redeemed for cash equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. Holder’s tax basis allocable to such portion of the note. Gain or loss recognized would be long-term if the U.S. Holder held the note for more than one year. Although federal income tax law is not entirely clear on the point, in such case, the holder’s basis in the note would be allocated pro rata between the common stock and the cash received, in accordance with their fair market values. U.S. Holders should consult their own advisors concerning the tax treatment to them if the notes are converted for a combination of our common stock and cash.

Constructive Distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances that increase a U.S. Holder’s proportionate interest in our assets or earnings and profits, be deemed to have received constructive distributions where the conversion rate of such instrument is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based on the value of such holders’ increased interests in our equity resulting from such adjustments, which will be taxable in the same manner as an actual distribution as described below under “—Distributions on Common Stock”, even though such holders have not received any cash or property as a result of such adjustments, except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. Holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. An increase in the conversion rate for notes converted in connection with a make-whole fundamental change (as described under “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”) may also be treated as a taxable constructive distribution. In certain circumstances, the failure to make a conversion rate adjustment may result in a deemed distribution to the holders of the notes, if, as a result of such failure, the proportionate interest of the note holders in our assets or earnings is increased.

U.S. Holders should consult their own tax advisors concerning the potential for and tax consequences of receiving constructive distributions, including any potential consequences of such distributions for the tax basis and holding period of their common stock.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate or merge into another entity (as described above under “Description of the Notes—Consolidation, Merger and Sale of Assets”). Depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Distributions on Common Stock

Distributions, if any, other than certain pro rata distributions of common stock, paid or deemed paid on our common stock generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be includible in income by U.S. Holders and taxable as ordinary income when received. Subject to certain eligibility requirements and limitations (including holding periods), (1) dividends paid to individual and other non-corporate U.S. Holders before January 1, 2013 are taxed at the rates applicable to long-term capital gains (but after that date at the rates generally applicable to ordinary income) and (2) dividends paid to corporate U.S. Holders will qualify for the dividend-received deduction. Distributions on our common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s tax basis in the shares of common stock and, thereafter, as a capital gain from the sale or exchange of such stock.

Sale, Exchange or Other Disposition of Common Stock

Upon the sale, exchange or other taxable disposition of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the cash and the fair market value of any property received for the common stock and (2) such U.S. Holder’s tax basis in the common stock. The holder’s tax basis and holding period in the common stock received upon conversion will be determined in the manner described above under “—Conversion of the Notes Solely for Common Stock” and “—Conversion of the Notes for Cash and Common Stock”, as applicable. Any capital gain or loss recognized by a holder of common stock will be long-term capital gain or loss if the holding period attributable to such common stock is more than one year at the time of such sale or exchange. Long-term capital gain of an individual U.S. Holder is eligible for a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be furnished to U.S. Holders and filed with the IRS in connection with payments on the notes, dividends on our common stock (including constructive distributions on the notes treated as dividends) and the proceeds from a sale or other disposition of the notes or our common stock, unless the U.S. Holder is an exempt recipient such as a corporation. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

New Tax on Net Investment Income

For taxable years beginning after December 31, 2012, certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their interest on notes and dividends on shares of our common stock and net gains from the disposition of notes and shares of our common stock. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of this additional tax to any of their income or gains in respect of notes and shares of our common stock.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note or common stock.

Interest

Subject to the discussion of backup withholding below (and the discussion of withholding on foreign accounts below), interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•

such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of the Code and applicable U.S. Treasury regulations;

•	such holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we, or our paying agent, receive appropriate documentation (generally an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a reduced treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale, Exchange or Other Disposition of the Notes or Shares of Common Stock

Subject to the discussion of backup withholding below and the discussion of withholding on foreign accounts below, any gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a note or shares of our common stock generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise; or

•

we are or have been a U.S. real property holding corporation as defined below, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder whose gain with respect to a note or common stock is effectively connected with the conduct of a trade or business in the United States by such holder will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

Conversion of the Notes

A Non-U.S. Holder’s conversion of a note into common stock or common stock and cash will be treated as a nontaxable exchange, gain realized on the disposition of a note or a fractional share, or interest, as described under “—U.S. Holders—Conversion of the Notes Solely for Common Stock” and “—U.S. Holders—Conversion of the Notes for Cash and Common Stock.” To the extent the Non-U.S. Holder realizes gain, such gain will be treated as described under “—Sale, Exchange or Other Disposition of the Notes or Shares of Common Stock” and to the extent the Non-U.S. Holder receives amounts attributable to accrued interest, it will be taxed as described under “—Interest” above.

Dividends

Dividends (including deemed dividends on the notes described above under “—U.S. Holders—Constructive Distributions”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In the case of a deemed dividend, because such deemed dividends will not give rise to any cash from which any applicable withholding tax can be satisfied, a Non-U.S. Holder may be subject to withholding from subsequent cash payments of interest or from cash or shares of our common stock otherwise deliverable to a Non-U.S. Holder upon conversion, redemption or repurchase of a note. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident (unless an applicable income tax treaty provides otherwise). A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a reduced treaty rate).

Section 871(m) Withholding

Section 871(m) of the Code imposes a withholding tax at a 30% rate (or a reduced rate specified by an applicable income tax treaty) on certain “dividend equivalents” paid to non-U.S. persons. Proposed Treasury regulations under Section 871(m), when finalized, may require withholding with respect to the notes to the extent the conversion rate is adjusted as a result of a dividend paid on our common stock, or potentially in the absence of an adjustment. It is possible that the final regulations will be retroactively applied to dividend equivalents previously deemed paid. The amount and timing of any withholding tax imposed under Section 871(m) may differ from the general withholding required on dividends and deemed dividends, as described above under “—Dividends.” It is possible that the applicable tax imposed under Section 871(m) would be withheld from cash payments of interest or from cash or shares of our common stock otherwise deliverable to a Non-U.S. Holder upon conversion, redemption or repurchase of a note.

Information Reporting and Backup Withholding

Information returns will be furnished to Non-U.S. Holders and filed with the IRS in connection with payments on the notes and the common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock, and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in this legislation) and certain other non-U.S. entities (including financial intermediaries). Under this legislation, failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of interest, dividends and sales proceeds of any property of a type which can produce U.S. source interest or dividends to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. While the notes will be issued after the grandfather date in the legislation, the IRS has issued proposed regulations under which debt instruments issued prior to January 1, 2013, will be exempt from these rules; if finalized in their current form, these regulations would therefore generally provide an exception to these rules for the notes (but not our common stock). Under certain transition rules, any obligation to withhold under the legislation with respect to payments of interest on the notes and payments of dividends on common stock will not begin until January 1, 2014, and with respect to the gross proceeds of a sale or other disposition of the notes or our common stock will not begin until January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

New Tax on Net Investment Income

Non-U.S. Holders that are foreign estates or trusts may be subject to the tax on net investment income described above under “—U.S. Holders—New Tax on Net Investment Income.” Such Non-U.S. Holders should consult their tax advisors regarding the applicability of this tax to any of their income or gains in respect of notes and shares of our common stock.

UNDERWRITING

We and the underwriters have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
Cowen and Company, LLC	$
Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC	$
Morgan Stanley & Co. LLC	$

Total		$225,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $33,750,000 in principal amount of notes from us. They may exercise that option for 30 days after the date of this prospectus supplement. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	Per Note		No Exercise	Full Exercise
Per Note		%	$	$
Total		%	$	$
Proceeds, before expenses, to us		%	$	$

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of notes. If all the notes are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

We and our directors and executive officers have agreed not to dispose of or hedge any shares of the common stock or any securities convertible into or exchangeable for shares of the common stock during the period ending 90 days after the date of this prospectus supplement, subject to certain permitted exceptions (including withholding by, or transfer to, us of shares vested in respect of previously granted restricted stock unit awards required to cover applicable withholding tax obligations and, in the case of one director, transfers pursuant to a plan under Rule 10b5-1 under the Exchange Act that is in effect on the date of the lock-up agreement), except with the prior written consent of Goldman, Sachs & Co. However, the agreement with us does not prohibit the issuance of shares of common stock or any securities convertible into or exchangeable for shares of common stock by us pursuant to its existing equity incentive plans or 401(k) plan or any future equity incentive plans approved by our stockholders, or the issuance by us following the date 45 days after the date of this prospectus supplement of shares of common stock or any securities convertible into or exchangeable for shares of common stock in an amount up to an aggregate of 10% of our outstanding shares of common stock after giving effect to this offering if such shares are issued for cash in connection with a strategic transaction that includes a commercial relationship involving us; provided that in the case of any issuances in connection with a strategic transaction, the recipients of these shares agree to be bound by the lock-up agreement described above. Goldman, Sachs & Co., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes, and, together with the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Service and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member

State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

VALIDITY OF SECURITIES

The validity of the notes offered and any shares of common stock issuable upon conversion thereof hereby will be passed upon for us by Cooley LLP, San Francisco, California, and for the underwriters by Sullivan & Cromwell LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

Common Stock

Preferred Stock

Debt Securities

Warrants

From time to time, we may offer and sell any combination of the securities described in this prospectus, either individually or in combination. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “EXEL.” On June 6, 2012, the last reported sale price of our common stock was $4.86 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The NASDAQ Global Select Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer.

Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to “Exelixis”, “the Company,” “we”, “us” and “our” refer to Exelixis, Inc., a Delaware corporation, and its consolidated subsidiaries, if any, unless otherwise specified.

Exelixis, Inc.

Overview

We are a biotechnology company committed to developing small molecule therapies for the treatment of cancer. We are focusing our proprietary resources and development efforts exclusively on cabozantinib, or XL184, our most advanced product candidate, in order to maximize the therapeutic and commercial potential of this compound. We believe cabozantinib has the potential to be a high-quality, broadly-active, differentiated pharmaceutical product that can make a meaningful difference in the lives of patients. We have also established a portfolio of other novel compounds that we believe have the potential to address serious unmet medical needs, many of which are being advanced by partners as part of collaborations.

Company Information

We were incorporated in Delaware in November 1994 as Exelixis Pharmaceuticals, Inc., and we changed our name to Exelixis, Inc. in February 2000.

Our corporate address is 210 East Grand Avenue, South San Francisco, CA 94080, and our telephone number is (650) 837-7000. Our website address is www.exelixis.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement or free writing prospectus. Our website address is included in this document as an inactive textual reference only.

The Securities We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. We may also offer common stock, preferred stock and/or debt securities upon the exercise of warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity date, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•

conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Common Stock. We may issue shares of our common stock from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. In this prospectus, we have summarized certain general features of the common stock under “Description of Capital Stock — Common stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. In this prospectus, we have summarized certain general features of the preferred stock under “Description of Capital Stock — Preferred stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

Any debt securities issued under this prospectus will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities”. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or in combination with common stock, preferred stock and/or debt securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as any warrant agreements and warrant certificates that contain the terms of the warrants. We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Any warrants issued under this prospectus may be evidenced by warrant certificates. Warrants also may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Use of Proceeds

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for working capital and general corporate purposes, including research and development expenses and capital expenditures. See “Use of Proceeds” in this prospectus.

The NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “EXEL.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The NASDAQ Global Select Market or any other securities market or other exchange of the securities covered by the applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our business strategy and our expectations with respect to the implementation of our business strategy;

•	our expectations with respect to the potential therapeutic and commercial value of cabozantinib and any other of our product candidates;

•	our expectations with respect to regulatory submissions and approvals and our clinical trials;

•	our expectations with respect to our intellectual property position; and

•	our estimates regarding our capital requirements and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for working capital and general corporate purposes, including research and development expenses and capital expenditures.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities offered by us hereunder. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges or our deficiency of earnings to cover fixed charges. For the quarter ended March 31, 2012 and the fiscal years ended December 31, 2010, 2009, 2008 and 2007 ratio information is not applicable due to the deficiency of earnings. This table is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part.

	Three Months Ended March 31, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
		(In thousands, except ratio)
Ratio of earnings to fixed charges	—	5.57	—	—	—	—

Deficiency of earnings available to cover fixed charges (in thousands)	$(26,140)	—	$(92,402)	$(140,843)	$(175,570)	$(111,022)

For purposes of computing the ratio above, earnings consist of income before income taxes plus fixed charges. Fixed charges include interest expense and the portion of operating lease expense that represents interest.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. A description of material terms and provisions of our certificate of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and the bylaws.

Common stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our certificate of incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our common stock are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

Preferred stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if applicable;

•	the provisions for a sinking fund, if applicable;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Outstanding warrants

As of March 31, 2012, we had warrants outstanding to purchase an aggregate of 1,000,000 shares of common stock with an exercise price of $7.40 per share expiring on June 4, 2014, and 441,215 shares of common stock with an exercise price of $6.05 per share expiring on June 10, 2014.

Anti-takeover effects of provisions of our certificate of incorporation and bylaws and Delaware law

Certificate of incorporation and bylaws. Our certificate of incorporation provides that our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because holders of our common stock do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of common stock outstanding are able to elect all of the directors to be elected at each annual meeting of our stockholders. Our board of directors is able to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member. Our certificate of incorporation and bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our bylaws include a requirement for the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting. Our certificate of incorporation provides for the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock. Our certificate of incorporation and bylaws also provides that approval of at least 66 2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws, or repeal the provisions of our certificate of incorporation regarding the election of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

The foregoing provisions make it difficult for holders of our common stock to replace our board of directors. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders’ amendment approved by a majority of the outstanding voting shares. We have not “opted out” of these provisions and do not plan to do so. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC: 1-877-813-9419.

Listing on The NASDAQ Global Select Market

Our common stock is listed on The NASDAQ Global Select Market under the symbol “EXEL”. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The NASDAQ Global Select Market or any securities market or other exchange of the preferred stock covered by such prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•

if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•

the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

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whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•

if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•

additions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•

the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities or other property or assets. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities or units of other property or assets that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•

if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•

if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•

if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may be issued in one or more series. Warrants may be offered independently or in combination with other securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third party service providers;

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on The NASDAQ Global Select Market may engage in passive market making transactions in the common stock on The NASDAQ Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, San Francisco, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2011, and the effectiveness of our internal control over financial reporting as of December 30, 2011, as set forth in their reports theron which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-59687):

•	our Annual Report on Form 10-K for the year ended December 30, 2011, which was filed on February 22, 2012;

•	the information specifically incorporated by reference into the 2011 Form 10-K from our definitive proxy statement on Schedule 14A which was filed on April 20, 2012;

•	our Quarterly Report on Form 10-Q which was filed on May 3, 2012;

•	our Current Reports on Form 8-K filed on February 7, 2012, February 10, 2012, May 25, 2012, and June 8, 2012; and

•

the description of our common stock in our registration statement on Form 8-A filed with the SEC on April 6, 2000, including any amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Exelixis, Inc.

210 East Grand Avenue

South San Francisco, CA 94080

(650) 837-7000

Attn: Secretary

$225,000,000

Exelixis, Inc.

    % Convertible Senior Subordinated Notes Due 2019

Goldman, Sachs & Co.		Cowen and Company
Sole Book-Running Manager		Joint Lead Manager

Co-Managers

Citigroup	Credit Suisse	Morgan Stanley